                                                               CONFORMED COPY

                       AGREEMENT AND PLAN OF MERGER

                              dated as of

                           February 10, 1998

                                among

                     CANADIAN NATIONAL RAILWAY COMPANY

                        BLACKHAWK MERGER SUB, INC.

                                 AND

                      ILLINOIS CENTRAL CORPORATION

                              TABLE OF CONTENTS(1)

                                                             PAGE

           SECTION 1.01.  The Offer...........................  2
           SECTION 1.02.  IC Action...........................  3
           SECTION 1.03.  Voting Trust........................  4
           SECTION 1.04.  Alternative Transaction Structures..  5

           SECTION 2.01.  The Merger..........................  6
           SECTION 2.02.  Conversion of Shares................  6
           SECTION 2.03.  The Exchange Agent..................  8
           SECTION 2.04.  Surrender and Payment...............  8
           SECTION 2.05.  No Appraisal Rights................. 10
           SECTION 2.06.  Fractional Shares................... 10
           SECTION 2.07.  Stock Options....................... 10
           SECTION 2.08.  Withholding Rights.................. 12

           SECTION 3.01.  Certificate of Incorporation........ 12
           SECTION 3.02.  Bylaws.............................. 12
           SECTION 3.03.  Directors and Officers.............. 13

           SECTION 4.01.  Corporate Existence and Power....... 14
           SECTION 4.02.  Corporate Authorization............. 14
           SECTION 4.03.  Governmental Authorization.......... 14
           SECTION 4.04.  Non-Contravention................... 15
           SECTION 4.05.  Capitalization...................... 15
           SECTION 4.06.  Subsidiaries........................ 16
           SECTION 4.07.  SEC Filings......................... 16
           SECTION 4.08.  Financial Statements................ 17

           (1)The Table of Contents is not a part of this Agreement.

            SECTION 4.09.  Disclosure Documents................. 17
            SECTION 4.10.  Absence of Certain Changes........... 18
            SECTION 4.11.  No Undisclosed Material Liabilities.. 19
            SECTION 4.12.  Litigation........................... 20
            SECTION 4.13.  Taxes................................ 20
            SECTION 4.14.  Employee Benefit Plans............... 20
            SECTION 4.15.  Labor Matters........................ 22
            SECTION 4.16.  Takeover Statutes; Rights Plans...... 23
            SECTION 4.17.  Compliance with Laws................. 23
            SECTION 4.18.  Finders' Fees........................ 23
            SECTION 4.19.  Environmental Matters................ 23
            SECTION 4.20.  Opinion of Financial Advisor......... 25


                                   ARTICLE 5
           REPRESENTATIONS AND WARRANTIES OF CN AND MERGER SUBSIDIARY



            SECTION 5.01.  Corporate Existence and Power........ 26
            SECTION 5.02.  Corporate Authorization...............26
            SECTION 5.03.  Governmental Authorization............26
            SECTION 5.04.  Non-Contravention.....................26
            SECTION 5.05.  Capitalization........................27
            SECTION 5.06.  Subsidiaries..........................27
            SECTION 5.07.  SEC Filings...........................28
            SECTION 5.08.  Financial Statements..................29
            SECTION 5.09.  Disclosure Documents..................29
            SECTION 5.10.  Absence of Certain Changes............30
            SECTION 5.11.  No Undisclosed Material Liabilities...31
            SECTION 5.12.  Litigation............................31
            SECTION 5.13.  Taxes.................................31
            SECTION 5.14.  Employee Benefit Plans................32
            SECTION 5.15.  Compliance with Laws..................32
            SECTION 5.16.  Finders' Fees.........................33
            SECTION 5.17.  Environmental Matters.................33
            SECTION 5.18.  Ownership of IC Common Stock..........33
            SECTION 5.19.  Sufficiency of Funds..................33
            SECTION 5.20.  Labor Matters.........................33


                                   ARTICLE 6
                                COVENANTS OF IC

            SECTION 6.01.  Conduct of IC.........................34
            SECTION 6.02.  Access to Information.................38

            SECTION 6.03.  Other Offers............................39
            SECTION 6.04.  Notices of Certain Events...............40
            SECTION 6.05.  Registration Rights.....................40
            SECTION 6.06.  Antitakeover Statutes...................41

                                   ARTICLE 7
                                COVENANTS OF CN

            SECTION 7.01.  Conduct of CN...........................42
            SECTION 7.02.  Access to Information...................43
            SECTION 7.03.  Notices of Certain Events...............43
            SECTION 7.04.  Obligations of Merger Subsidiary........43
            SECTION 7.05.  Voting of Shares........................44
            SECTION 7.06.  Director and Officer Liability..........44
            SECTION 7.07.  Stock Exchange Listing..................44


                                   ARTICLE 8
                             COVENANTS OF CN AND IC

            SECTION 8.01.  Reasonable Best Efforts..................45
            SECTION 8.02.  STB Approval.............................45
            SECTION 8.03.  Certain Filings..........................45
            SECTION 8.04.  Public Announcements.....................46
            SECTION 8.05.  Dividends................................46
            SECTION 8.06.  Auditors' Letters........................46
            SECTION 8.07.  Treatment of IC Employees and Directors..46

            SECTION 9.01.  Preparation of the.......................50
                               Form F-4; Proxy or Information
                               Statement; Action by Written Consent
            SECTION 9.02.  Fees and Expenses........................51
            SECTION 9.03.  Further Assurances.......................52

                                   ARTICLE 10
                            CONDITIONS TO THE MERGER

 SECTION 10.01.  Conditions to the Obligations of Each Party to
                      the Merger....................................52
 SECTION 10.02.  Additional Condition to the Obligations of IC......52

                                   ARTICLE 11
                                  TERMINATION

          SECTION 11.01.  Termination............................ 53
          SECTION 11.02.  Effect of Termination.................. 55

                                   ARTICLE 12
                                 MISCELLANEOUS

          SECTION 12.01.  Notices................................ 56
          SECTION 12.02.  Definitions............................ 57
          SECTION 12.03.  Survival............................... 60
          SECTION 12.04.  Amendments; No Waivers; Continuing
                             Directors........................... 61
          SECTION 12.05.  Successors and Assigns................. 61
          SECTION 12.06.  Governing Law.......................... 62
          SECTION 12.07.  Counterparts; Effectiveness............ 62
          SECTION 12.08.  Entire Agreement; No Third Party
                             Beneficiaries....................... 62
          SECTION 12.09.  Submission to Jurisdiction; Waivers.... 63
          SECTION 12.10.  Enforcement............................ 63
          SECTION 12.11.  Guarantee of Merger Subsidiary......... 63
          SECTION 12.12.  Disclosure Schedules................... 63



        EXHIBIT A  Form of Voting Trust Agreement
        EXHIBIT B  Certificate of Incorporation of Surviving Corporation
        EXHIBIT C  Bylaws of Surviving Corporation
        EXHIBIT D  Terms and Conditions of Alternate Merger

                   AGREEMENT AND PLAN OF MERGER


     AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") dated as of February 10, 1998 among Canadian National Railway Company, a Canadian corporation ("CN"), Blackhawk Merger Sub, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of CN ("MERGER SUBSIDIARY") and Illinois Central Corporation, a Delaware corporation ("IC").

     The parties hereto agree as follows:

     WHEREAS, IC operates a rail freight transportation business through Illinois Central Railroad Company, an Illinois corporation and a wholly-owned subsidiary of IC, CCP Holdings, Inc., a Delaware corporation and a wholly-owned subsidiary of IC, and IC Financial Services Corporation, a Delaware corporation and a wholly-owned subsidiary of IC (Illinois Central Railroad Company, CCP Holdings, Inc. and IC Financial Services Corporation collectively, the "RAILROAD SUBSIDIARIES");

     WHEREAS, the Board of Directors of IC (at a meeting duly called and held), has unanimously determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as hereinafter defined) are fair to, and in the best interests of, the holders of shares of Blackhawk Common Stock (as hereinafter defined) and recommended acceptance of the Offer and adoption of this Agreement by the stockholders of IC;

     WHEREAS, the respective Boards of Directors of Merger Subsidiary and CN have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the business combination contemplated hereby upon the terms and subject to the conditions set forth herein;

     WHEREAS, it is intended that, except as provided in Section 1.04, the business combination contemplated hereby be accomplished by having Merger Subsidiary commence a cash tender offer for an aggregate of 46,051,761 outstanding shares of common stock, par value $0.001 per share, of IC ("IC COMMON STOCK"), representing 75% of the currently outstanding shares of IC Common Stock, to be followed by a merger of Merger Subsidiary with and into IC, upon the terms and subject to the conditions set forth herein;

     WHEREAS, on the date hereof, Messrs. Gilbert H. Lamphere and Alexander P. Lynch have entered into binding agreements with CN (the "INVESTMENT COMMITMENT AGREEMENTS") with respect to the shares of IC Common Stock and options to purchase shares of IC Common Stock owned by them, pursuant to which they agree
(i) to consent to (or vote their shares of IC Common Stock in favor of) the adoption of this Agreement, (ii) to roll over 100% of their options into options to purchase shares of CN Common Stock (as hereinafter defined) and
(iii), in the case of Mr. Lamphere, to invest a certain portion of the proceeds received in the Merger in shares of CN Common Stock (as hereinafter defined) within 90 days of the Effective Time (as hereinafter defined);

     WHEREAS, IC, Merger Subsidiary and CN desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby;

     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:


                                   ARTICLE 1

                                   THE OFFER


     SECTION 1.01. The Offer. (a) Provided that this Agreement shall not have been terminated and nothing shall have occurred that would result in a failure to satisfy any of the conditions set forth in Annex I hereto, Merger Subsidiary shall, as promptly as practicable after the date hereof, but in no event later than five business days following the public announcement of the terms of this Agreement, commence an offer (the "OFFER") to purchase an aggregate of 46,051,761 outstanding shares of IC Common Stock at a price of $39.00 per share, net to the seller in cash. The Offer shall be subject to the condition that there shall be validly tendered in accordance with the terms of the Offer prior to the expiration date of the Offer and not withdrawn a number of shares which, together with the shares then owned by CN, represents at least 50.1% of the outstanding shares of IC Common Stock on a fully diluted basis (the "MINIMUM CONDITION") and to the other conditions set forth in Annex I hereto. Merger Subsidiary reserves the right to waive any of the conditions to the Offer, to extend the Offer if any conditions to this Offer are not satisfied and to make any change in the terms or conditions of the Offer; provided that, except as provided in Section 1.04, no waiver or change may be made without the prior written consent of IC which (i) increases or decreases the number of shares of IC Common Stock sought in the Offer, (ii) changes the form of consideration to be paid or decreases the price per share, (iii) waives the Minimum Condition, (iv) waives the conditions set forth in paragraph (a), (b) or (e) of Annex I hereto, (v) waives the condition relating to the expiration of the waiting period (if any) under the Hart-Scott Rodino Antitrust Improvements

Act of 1976 (the "HSR ACT") or the receipt of a favorable informal advisory opinion from the STB, (vi) is adverse to the holders of IC Common Stock or modifies any of the conditions to the Offer or (vii) imposes any conditions to the Offer in addition to those set forth in Annex I. CN agrees that, if the Offer shall not have been consummated at the scheduled expiration thereof due to the failure to satisfy (i) any of the conditions to the Offer set forth in clauses (a) or (b) of Annex I, (ii) the condition to the Offer relating to expiration of the waiting period under the HSR Act or (iii) the condition relating to the receipt of the favorable informal advisory opinion from the STB staff, CN will, at the request of IC, cause Merger Subsidiary to extend the Offer for a period of up to twenty business days.

     (b) Subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition) and the terms of this Agreement, CN shall provide the funds to Merger Subsidiary and Merger Subsidiary shall pay, as promptly as practicable after the expiration of the Offer, for all shares of IC Common Stock properly tendered and not withdrawn pursuant to the Offer that Merger Subsidiary is obligated to purchase.

     (c) As soon as practicable on the date of commencement of the Offer, CN and Merger Subsidiary shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer which will contain the offer to purchase and form of the related letter of transmittal (together with any supplements or amendments thereto, collectively the "OFFER DOCUMENTS"). CN and IC each agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect. CN agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of IC Common Stock, in each case as and to the extent required by applicable federal securities laws. IC and its counsel shall be given an opportunity to review and comment on the Schedule 14D-1 prior to its being filed with the SEC.


     SECTION 1.02. IC Action. (a) IC hereby consents to the Offer and represents that its Board of Directors, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger (as defined in Section 2.01), are fair to, advisable and in the best interests of IC's stockholders,
(ii) approved this Agreement and the transactions contemplated hereby, including the Offer and the Merger, in accordance with the requirements of the General Corporation Law of the State of Delaware (the "DELAWARE LAW"), and
(iii) resolved to recommend acceptance of the Offer and adoption of this Agreement by its stockholders; provided, however, that prior to the earlier of
(x) the consummation of the Offer or (y) the adoption of this Agreement by the stockholders of IC, the Board of Directors of IC may modify, withdraw or change such recommendation to the extent that the Board of Directors concludes in good faith, based on the advice of outside counsel, that such action is reasonably necessary in order for the Board of Directors to act in a manner consistent with the Board's fiduciary duties under applicable law. IC further represents that Lehman Brothers Inc. and The Beacon Group Capital Services LLC have delivered to IC's Board of Directors their written opinions that the consideration to be received in the Offer and the Merger taken together is fair to the holders of shares of IC Common Stock from a financial point of view. To the knowledge of IC, all of the directors and executive officers of IC intend either to tender their shares of IC Common Stock pursuant to the Offer or to consent to or vote in favor of the adoption of the Agreement.

     (b) As soon as practicable after the Offer is commenced IC will file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the "SCHEDULE 14D-9") which shall reflect the recommendations of IC's Board of Directors referred to above; provided, however, that prior to the earlier of
(x) the consummation of the Offer or (y) the adoption of this Agreement by the stockholders of IC, the Board of Directors of IC may modify, withdraw or change such recommendation to the extent that the Board of Directors concludes in good faith, based on the advice of outside counsel, that such action is reasonably necessary in order for the Board of Directors act in a manner consistent with the Board's fiduciary duties under applicable law. IC and CN each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. IC agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of IC Common Stock, in each case as and to the extent required by applicable federal securities laws. CN and its counsel shall be given an opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC.


     SECTION 1.03. Voting Trust. The parties agree that, (i) simultaneously with the purchase by CN, Merger Subsidiary or their Affiliates of shares of IC Common Stock pursuant to the Offer or otherwise, such shares shall be deposited in an irrevocable voting trust (the "VOTING TRUST") in accordance with the terms and conditions of a voting trust agreement (the "VOTING TRUST AGREEMENT") substantially in the form attached hereto as Exhibit A and (ii) upon consummation of the Merger, all outstanding shares of the Surviving Corporation shall be deposited in the Voting Trust. Subject to applicable law and to the rules, regulations and practices of the United States Surface Transportation Board (the "STB"), the Voting Trust Agreement may be modified or amended at any time by CN in its sole discretion; provided that (i) prior to the Effective Time, the Voting Trust Agreement may not be modified or amended without the prior written approval of IC unless such modification or amendment is not inconsistent with this Agreement and is not adverse to IC or its stockholders and would not reasonably be expected to have an adverse effect on receipt of a favorable informal advisory opinion from the STB and (ii) prior to or after the Effective Time, the Voting Trust Agreement may not be modified or amended without the prior written approval of IC if such modification or amendment would reasonably be expected to increase the liability exposure of the Board of Directors of the Surviving Corporation under applicable law. No power of CN or Merger Subsidiary provided for in the Voting Trust Agreement may be exercised in a manner which violates this Agreement. CN, in consultation with IC, shall use its best efforts to take, or cause to be taken, all actions necessary, proper or advisable to obtain a favorable informal advisory opinion from the STB staff. In furtherance and not in limitation of the foregoing, CN and IC agreed that: (i) CN shall make any filings required by the STB with respect to the Voting Trust and IC shall make any filings required by CN; (ii) CN shall consult with IC in connection with any discussions or proceedings initiated by CN with the STB with respect to the Voting Trust; provided that IC shall not initiate any such discussions or proceedings without CN's prior written consent; and (iii) CN with IC's consent, shall change or modify the terms of the Voting Trust Agreement to the extent required by the STB as a condition to the issuance of such advisory opinion, so long as the required changes or modifications do not, in the aggregate, materially affect CN's rights thereunder. Any trustee of the Voting Trust appointed by CN and Merger Subsidiary pursuant to the Voting Trust Agreement shall be reasonably satisfactory to the Board of Directors of IC.

     SECTION 1.04. Alternative Transaction Structures. Notwithstanding anything to the contrary set forth in this Agreement, if the Minimum Condition has not been satisfied prior to the scheduled expiration of the Offer (as such Offer may have been extended pursuant to Section 1.01(a) hereof), Merger Subsidiary shall have the right at its option to extend the Offer for a period of up to twenty business days. If, at the scheduled expiration of the Offer (as such date may have been extended by Merger Subsidiary as contemplated by the preceding sentence), the Minimum Condition has not been satisfied, then (unless the parties otherwise agree) at CN's election either (i) Merger Subsidiary shall amend the terms of the Offer by increasing the number of shares sought in the Offer to all of the outstanding shares of IC Common Stock, subject to the conditions set forth in Section 1.01, in which event the Agreement shall be modified as provided in Part I of Exhibit D, or (ii) Subsidiary shall terminate the Offer and Merger Subsidiary and IC shall proceed with the Merger, in accordance with this Agreement in which event the terms and conditions of the Merger Agreement shall be modified as provided in Part II of Exhibit D.

                                   ARTICLE 2

                                   THE MERGER

     SECTION 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the "MERGER") with and into IC in accordance with the Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and IC shall be the surviving corporation (the "SURVIVING CORPORATION").

     (b) As soon as practicable after satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, IC and Merger Subsidiary will file a certificate of merger with the Secretary of State of the State of Delaware and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such later time as the parties hereto shall agree and as is specified in the certificate of merger (the "EFFECTIVE TIME").

     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises and be subject to all of the restrictions, disabilities and duties of IC and Merger Subsidiary, all as provided under Delaware Law.

     SECTION 2.02. Conversion of Shares. Subject to Section 1.04, at the Effective Time:

     (a) each share of IC Common Stock held by IC as treasury stock or owned of record or beneficially by CN or any Subsidiary of CN immediately prior to the Effective Time (including the shares of IC Common Stock held in the Voting Trust) shall be canceled, and no payment shall be made with respect thereto.

     (b) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation and each such share shall be deposited in the Voting Trust;



     (c) if Merger Subsidiary shall have purchased, pursuant to the Offer, an aggregate of 46,051,761 shares of IC Common Stock, each share of IC Common Stock outstanding immediately prior to the Effective Time shall, except as provided in Section 2.02(a), be converted into the right to receive that number of duly authorized, validly issued, fully paid and nonassessable shares, without par value, of CN ("CN COMMON STOCK") equal to the fraction (the "EXCHANGE RATIO") obtained by dividing $39.00 by the CN Average Closing Price (the "STOCK CONSIDERATION"). For purposes of this Agreement, "CN AVERAGE CLOSING PRICE" means the average closing price of the CN Common Stock on the New York Stock Exchange, Inc. (the "NYSE") for the twenty trading day period ending on the second trading day prior to the date of the Effective Time; provided that if such average closing price is less than $43.00 then the CN Average Closing Price shall be $43.00 and if such average closing price is greater than $64.50 then the CN Average Closing Price shall be $64.50.

     (d) if Merger Subsidiary shall have purchased, pursuant to the Offer, an aggregate of less than 46,051,761 shares of IC Common Stock, each share of IC Common Stock outstanding immediately prior to the Effective Time shall, except as provided in Section 2.02(a), be converted into the right to receive:

           (A) a number of shares of CN Common Stock (1) equal to the fraction obtained by dividing $39.00 by the CN Average Closing Price, multiplied by (2) the Stock Proration Factor (as defined below); and

           (B) cash in an amount equal to the product of (1) 1 minus the Stock Proration Factor, multiplied by (2) $39.00.

     The consideration provided for in this Section 2.02, together with the consideration provided for in Section 2.06 hereof, and, if applicable, the consideration provided for in Exhibit D, is referred to herein as the "MERGER CONSIDERATION".

     For purposes of this Agreement, the "STOCK PRORATION FACTOR" shall be a fraction, of which (A) the numerator shall be the Stock Number and (B) the denominator shall be the total number of shares of IC Common Stock outstanding as of the Effective Time, minus the number of shares purchased by Merger Subsidiary pursuant to the Offer. The "STOCK NUMBER" shall be 15,350,586, plus any shares of IC Common Stock issued after the date of this Agreement in accordance with this Agreement.



     If prior to the Effective Time, CN or IC (as the case may be) should, (after obtaining the consent required by Section 7.01(c) or Section 6.01(i) hereof) split, combine or otherwise reclassify the CN Common Stock or the IC Common Stock, or pay a stock dividend or other stock distribution in CN Common Stock or IC Common Stock, or otherwise change the CN Common Stock or IC Common Stock into any other securities, or make any other such stock dividend or distribution in capital stock of CN or IC in respect of the CN Common Stock or the IC Common Stock, respectively, then the Stock Consideration will be appropriately adjusted to reflect such split, combination, dividend or other distribution or change.

     SECTION 2.03. The Exchange Agent. Prior to the mailing of the IC proxy or information statement, Merger Subsidiary shall appoint an agent (the "EXCHANGE AGENT") for the purpose of exchanging certificates formerly representing shares of IC Common Stock for the Merger Consideration. The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by
Section 2.02, and any such computation shall be conclusive and binding on the holders of shares of IC Common Stock.

     SECTION 2.04. Surrender and Payment. (a) As soon as reasonably practicable as of or after the Effective Time, CN shall deposit with the Exchange Agent, for the benefit of the holders of shares of IC Common Stock, for exchange in accordance with this Article 2, the Merger Consideration. Promptly after the Effective Time, CN will send, or will cause the Exchange Agent to send, to each holder of shares of IC Common Stock at the Effective Time a letter of transmittal for use in such exchange (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the certificates representing such shares to the Exchange Agent).

     (b) Each holder of shares of IC Common Stock that have been converted into a right to receive the Merger Consideration, upon surrender to the Exchange Agent of a certificate or certificates formerly representing such shares, together with a properly completed letter of transmittal covering such shares, will be entitled to receive the Merger Consideration payable in respect of such shares. Until so surrendered, each such certificate shall, after the Effective Time, represent for all purposes, only the right to receive such Merger Consideration. No interest will be paid or will accrue on any cash payable as Merger Consideration, in lieu of any fractional shares of CN Common Stock or otherwise payable pursuant to this Article 2.

     (c) If any portion of the Merger Consideration is to be paid to a Person other than the registered holder of the shares of IC Common Stock formerly represented by the certificate or certificates surrendered in exchange therefor, it shall be a condition to such payment that the certificate or certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such shares or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

     (d) After the Effective Time, there shall be no further registration of transfers of shares of IC Common Stock. If, after the Effective Time, certificates formerly representing shares of IC Common Stock are presented to the Surviving Corporation, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article 2. The Surviving Corporation shall be obligated to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by IC on such shares of IC Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

     (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.04(a) that remains unclaimed by the holders of shares of IC Common Stock six months after the Effective Time shall be returned to CN, upon demand, and any such holder who has not exchanged his shares of IC Common Stock for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to CN for payment of the Merger Consideration in respect of his shares. Notwithstanding the foregoing, CN shall not be liable to any holder of shares of IC Common Stock for any amount paid to a public official pursuant to applicable escheat or similar abandoned property laws. Any amounts remaining unclaimed by holders of shares of IC Common Stock two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of CN free and clear of any claims or interest of any Person previously entitled thereto.


     (f) No dividends or other distributions with respect to any CN Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for shares of IC Common Stock with respect to the shares of CN Common Stock represented thereby (if any) and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to
Section 2.06 until the surrender of such certificate in accordance with this
Article 2. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of any CN Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender the amount of cash payable in lieu of a fractional share of CN Common Stock to which such holder is entitled pursuant to Section 2.06 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of CN Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of CN Common Stock.

     SECTION 2.05. No Appraisal Rights. In accordance with Schwabacher v. United States, 334 U.S. 182 (1948), stockholders of IC shall not have any appraisal or like rights; provided, however, that if the STB or a court of competent jurisdiction determines that appraisal rights are available to holders of shares of IC's capital stock, then such holders shall be provided with appraisal rights in accordance with Delaware Law to the extent required under Delaware Law. IC shall give CN prompt notice of any demands received by IC for appraisal of shares of IC Common Stock, and CN shall have the right to participate in all negotiations and proceedings with respect to such demands. IC shall not, except with the prior written consent of CN, make any payment with respect to, or settle or offer to settle, any such demands or as otherwise required by applicable law.

     SECTION 2.06. Fractional Shares. (a) No certificates or scrip representing fractional shares of CN Common Stock shall be issued upon the surrender for exchange of certificates representing shares of IC Common Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of CN.

     (b) Notwithstanding any other provision of this Agreement, each holder of shares of IC Common Stock who pursuant to the Merger would otherwise have been entitled to receive a fraction of a share of CN Common Stock (after taking into account all shares of IC Common Stock delivered by such holder) shall receive, in lieu thereof, an amount in cash determined by multiplying the average closing price of the CN Common Stock on the NYSE for the five trading day period prior to the Effective Time (the "CN AVERAGE PRICE") by the fraction of a share of CN Common Stock to which such holder would otherwise have been entitled.

     SECTION 2.07. Stock Options. (a) To the extent permitted under the rules, regulations and practices of the STB and consistent with the application of applicable Canadian securities laws and the rules and regulations of relevant stock exchanges, the Board of Directors of CN and IC shall adopt such resolutions or take such other actions as may be required to adjust the terms of each outstanding employee or director stock option to purchase shares of IC Common Stock granted under any employee or director stock option or compensation plan or arrangement ("IC OPTIONS") as necessary to provide that at the Effective Time each IC Option outstanding immediately prior to the Effective Time shall be:



          (i) if Section 2.02(c) is applicable, amended and converted into options ("CN OPTIONS") to acquire, on the same terms and conditions as were applicable under such IC Options (except that such CN Options shall (other than as provided in Section 8.07(a)) be fully vested), a number of shares of CN Common Stock determined by multiplying the number of shares of IC Common Stock subject to such IC Option by the Exchange Ratio, rounded, if necessary, up to the nearest whole share of CN Common Stock, at a price per share equal to (y) the aggregate exercise price for the shares of IC Common Stock subject to such IC Option, divided by, (z) the number of shares of CN Common Stock subject to such CN Option;

          (ii) if Section 2.02(d) is applicable, amended and converted into:
     (A) CN Options to acquire, on the same terms and conditions as were applicable under such IC Options (except that such CN Options shall (other than as provided in Section 8.07(a)) be fully vested), a number of shares of CN Common Stock determined by multiplying the number of shares of IC Common Stock subject to such IC Option by the Exchange Ratio and the Stock Proration Factor, rounded, if necessary, up to the nearest whole share of CN Common Stock, at a price per share equal to (x) the aggregate exercise price for the shares of IC Common Stock subject to such IC Option, multiplied by (y) the Stock Proration Factor, and divided by, (z) the number of shares of CN Common Stock subject to such CN Option, and (B) an additional CN Option to purchase a number of shares of CN Common Stock determined as follows: (1) 1 minus the Stock Proration Factor (the "RECIPROCAL STOCK PRORATION FACTOR"), multiplied by (2) the number of shares of IC Common Stock subject to such IC Option, multiplied by (3) $39.00, and divided by (4) the CN Average Price, rounded, if necessary, up to the nearest whole share of CN Common Stock, at a price per share equal to (a) the aggregate exercise price for the shares of IC Common Stock subject to such IC Option, multiplied by (b) Reciprocal Stock Proration Factor, and divided by (c) the number of shares of CN Common Stock subject to such CN Option; or

          (iii) in the event that CN elects to tender for all of IC's shares pursuant to Section 1.04, amended and converted into a CN Option to purchase a number of shares of CN Common Stock determined as follows: (1) the number of shares of IC Common Stock subject to such IC Option, multiplied by (2) $39.00, and divided by (3) the CN Average Price, rounded, if necessary, up to the nearest whole shares of CN Common Stock, at a price per share equal to (a) the aggregate exercise price for the shares of IC Common Stock subject to such IC Option, divided by (b) the number of shares of CN Common Stock subject to such CN Option.


     (b) If and to the extent the Board of Directors of CN is not permitted, in the opinion of CN's counsel, to take the actions described in paragraph (a) hereof, then at or immediately prior to the Effective Time, IC shall take action so that the holder of each IC Option then outstanding shall receive cash equal to:
(1) the number of shares of IC Common Stock subject to such IC Option, multiplied by (20 $39.00, minus (3) the aggregate exercise price for the shares of IC Common Stock subject to such IC Option.

     (c) CN shall take all corporate actions necessary to reserve for issuance such number of shares of CN Common Stock as will be necessary to satisfy exercises in full of all CN Options after the Effective Time. With respect to such shares of CN Common Stock issuable upon exercise of the CN Options and the resale of such shares of CN Common Stock issuable upon exercise of the CN Options and the resale of such shares of CN Common Stock by Affiliates of CN (subject to any limitations under applicable law) CN shall (i) as soon as practicable after the Effective Time file with the SEC a Registration Statement on Form S-8 and use its reasonable best efforts to have such registration statement become and remain continuously effective under the Securities Act of 1933, as amended (the "SECURITIES ACT") and (ii) file with the NYSE, the Toronto Stock Exchange, the Montreal Exchange and other national exchanges on which the CN Common Stock is traded a listing application and use its reasonable best efforts to have such shares admitted to trading thereon upon exercises of CN Options.

     SECTION 2.08. Withholding Rights. CN shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold in respect of such payment under any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by CN, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of IC Common Stock in respect of which such deduction and withholding was made by CN, as the case may be.


                                   ARTICLE 3

                           THE SURVIVING CORPORATION

     SECTION 3.01. Certificate of Incorporation. The certificate of incorporation of IC shall be amended in the Merger to read in its entirety as set forth on Exhibit B hereto and as so amended shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 3.02. Bylaws. The bylaws of IC shall be amended in the Merger to read in their entirety as set forth on Exhibit C hereto and as so amended shall be the by-laws of the Surviving Corporation until amended in accordance with applicable law.

     SECTION 3.03. Directors and Officers. (a) Except as set forth herein, the directors of IC as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until they otherwise cease to be directors of the Surviving Corporation and the officers of IC as of the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until they otherwise cease to be officers of the Surviving Corporation. Promptly following consummation of the Offer, IC anticipates appointing John D.
McPherson as the Chief Executive Officer and a director of IC.

     (b) Effective upon consummation of the Offer, and subject to the rules, regulations and practices of the STB, IC shall have taken all action necessary to cause an individual, who shall be identified as a suitable candidate by CN prior to the consummation of the Offer and who shall be independent of CN and reasonably satisfactory to the Board of Directors of IC, to be appointed to the Board of Directors of IC immediately following the resignations of Gilbert H. Lamphere and Alexander P. Lynch from the IC Board of Directors. IC's obligations to appoint such individual to the Board of Directors shall be subject to the rules, regulations and practices of the STB.

     (c) Effective upon consummation of the Offer, CN shall have taken all action necessary to appoint Mr. E. Hunter Harrison to the position of Chief Operating Officer of CN.

     (d) Effective upon consummation of the Offer, CN shall have taken all necessary action to cause Messrs. Gilbert H. Lamphere and Alexander P. Lynch to be elected to serve on the Board of Directors of CN. In addition, either Mr. Lamphere or Mr. Lynch will have the right (and CN will take all necessary action to cause Mr. Lamphere or Mr. Lynch) to be appointed to serve on the Strategic Planning Committee, the Audit and Finance Committee, the Human Resources Committee and the Corporate Governance Committee of such Board of Directors, it being understood that no more than one of such individuals will have the right to be appointed to any one of such committees, and such individuals shall be entitled to determine on which of such committees they elect to be appointed.

                                   ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES OF IC

     Except as set forth in the IC disclosure schedules delivered by IC to CN at or prior to the execution of this Agreement and referenced therein by Section number, IC represents and warrants to CN that:

     SECTION 4.01. Corporate Existence and Power. IC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. IC is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. IC has heretofore delivered to CN true and complete copies of IC's restated certificate of incorporation and bylaws as currently in effect.

     SECTION 4.02.  Corporate Authorization.   The execution, delivery and
performance by IC of this Agreement and the consummation by IC of the transactions contemplated hereby are within IC's corporate powers and, except for any required approval by IC's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action. The affirmative vote of a majority of the outstanding shares of IC Common Stock is the only vote of any class or series of IC's capital stock necessary to adopt the Agreement. This Agreement constitutes a valid and binding agreement of IC.

     SECTION 4.03. Governmental Authorization. The execution, delivery and performance by IC of this Agreement and the consummation by IC of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority the failure to make which would have a Material Adverse Effect other than (a) the filing of a certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the STB related to the Voting Trust or approval or exemption of the Merger; (d) compliance with any applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "EXCHANGE ACT"), the Securities Act and any foreign or state securities or Blue Sky laws; and (e) approvals of relevant stock exchanges and such filings, authorizations, orders and approvals required under Canadian or other foreign laws.

     SECTION 4.04. Non-Contravention. The execution, delivery and performance by IC of this Agreement and the consummation by IC of the transactions contemplated hereby do not and will not (a) contravene or conflict with the restated certificate of incorporation or bylaws of IC, (b) assuming compliance with the matters referred to in Section 4.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to IC or any IC Subsidiary, (c) (x) give rise to a right on the part of any Person to require repayment by IC or any IC Subsidiary under any agreement, contract or other instrument binding upon IC or any IC Subsidiary or (y) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of IC or any IC Subsidiary or to a loss of any benefit to which IC or any IC Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon IC or any IC Subsidiary or any license, franchise, permit or other similar authorization held by IC or any IC Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of IC or any IC Subsidiary except, in the case of clauses (b), (c) and
(d), for such matters as would not, individually or in the aggregate, have a Material Adverse Effect or materially impair the ability of IC to consummate the transactions contemplated by this Agreement. For purposes of this Agreement, "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     SECTION 4.05. Capitalization. The authorized capital stock of IC consists of 100,000,000 shares of IC Common Stock and 5,000,000 shares of preferred stock, $.01 par value per share. As of December 31, 1997, (i) 61,402,347 shares of IC Common Stock were issued and outstanding, (ii) 3,220,609 shares were held by IC in its treasury and (iii) employee and director stock options to purchase an aggregate of 2,564,502 shares were outstanding (of which options to purchase an aggregate of 1,190,641 shares were exercisable). All outstanding shares of capital stock of IC have been duly authorized and validly issued and are fully paid and nonassessable. Except as contemplated by this Agreement or as set forth in this Section and except for changes since December 31, 1997 resulting from the exercise of employee stock options outstanding on such date, there are outstanding (a) no shares of capital stock or other voting securities of IC, (b) no securities of IC convertible into or exchangeable for shares of capital stock or voting securities of IC, and (c) no options or other rights to acquire from IC, and no obligation of IC to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of IC (the items in clauses 4.05(a), 4.05(b) and 4.05(c) being referred to collectively as the "IC SECURITIES"). There are no outstanding obligations of IC or any Subsidiary to repurchase, redeem or otherwise acquire any IC Securities.

     SECTION 4.06. Subsidiaries. (a) Each IC Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 4.06, all IC Subsidiaries and their respective jurisdictions of incorporation are identified in IC's annual report on Form 10-K for the fiscal year ended December 31, 1996 (the "IC 10-K").

     (b) All of the outstanding capital stock of, or other ownership interests in, each IC Subsidiary, is owned by IC, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of IC or any IC Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any IC Subsidiary, or (ii) options or other rights to acquire from IC or any IC Subsidiary, and no other obligation of IC or any IC Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any IC Subsidiary (the items in clauses 4.06(b)(i) and 4.06(b)(ii) being referred to collectively as the "IC SUBSIDIARY SECURITIES"). There are no outstanding obligations of IC or any IC Subsidiary to repurchase, redeem or otherwise acquire any outstanding IC Subsidiary Securities.

     SECTION 4.07. SEC Filings. (a) IC has delivered to CN (i) IC's annual reports on Form 10-K for its fiscal years ended December 31, 1995 and 1996,
(ii) its quarterly reports on Form 10-Q for its fiscal quarters ended after December 31, 1996, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of IC held since December 31, 1996, and (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since December 31, 1996 (the documents referred to in this Section 4.07(a) being referred to collectively as the "IC SEC FILINGS"). IC's quarterly report on Form 10-Q for the fiscal quarter ended September 30, 1997 is referred to herein as the "IC 10-Q".

     (b) As of its filing date, each IC SEC Filing complied as to form in all material respects with the Securities Act and the Exchange Act.

     (c) As of its filing date, each IC SEC Filing filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     SECTION 4.08. Financial Statements. Except as set forth in Schedule 4.08, the audited consolidated financial statements and unaudited consolidated interim financial statements of IC included in the IC SEC Filings fairly present, in all material respects, in conformity with United States generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of IC and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "IC BALANCE SHEET" means the consolidated balance sheet of IC as of September 30, 1997 set forth in the IC 10-Q and "IC BALANCE SHEET DATE" means September 30, 1997.

     SECTION 4.09. Disclosure Documents. (a) Each document required to be filed by IC with the SEC in connection with the transactions contemplated by this Agreement (the "IC DISCLOSURE DOCUMENTS"), including, without limitation, the Schedule 14D-9 and any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act. The representations and warranties contained in this Section
4.09 will not apply to statements or omissions included in the IC Disclosure Documents based upon information furnished to IC in writing by Merger Subsidiary or CN specifically for use therein.

     (b) The information with respect to IC or any IC Subsidiary that IC furnishes to CN in writing specifically for use in the CN Disclosure Documents (as defined in Section 5.09) will not, at the time of the filing thereof and, at the time of any distribution thereof (or with respect to the IC proxy or information statement, at the time of the taking of action by written consent by the trustee of the Voting Trust in connection with the Merger), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 4.10. Absence of Certain Changes. Since the IC Balance Sheet Date and prior to the date of this Agreement, except as set forth in Schedule 4.10, IC and the IC Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

          (a) any event, occurrence or development of a state of circumstances or facts which has had or would reasonably be expected to have a Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of IC Common Stock (other than quarterly cash dividends on IC Common Stock not in excess of $0.23 per share per quarter and having customary record and payment dates), or any repurchase, redemption or other acquisition by IC or any IC Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, IC or any IC Subsidiary;

          (c) any amendment of any term of any outstanding security of IC or any IC Subsidiary;

          (d) other than borrowings under existing credit facilities, replacements therefor and refinancings thereof, any incurrence, assumption or guarantee by IC or any IC Subsidiary of any indebtedness for borrowed money, other than (i) intercompany indebtedness or (ii) indebtedness in the ordinary course of business on terms consistent with past practice not exceeding an aggregate principal amount of $50,000,000;

          (e) any creation or assumption by IC or any IC Subsidiary of any Lien securing indebtedness on any material asset, other than (i) Liens securing intercompany indebtedness or (ii) Liens in the ordinary course of business consistent with past practice not exceeding $25,000,000;

          (f) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in wholly-owned Subsidiaries made in the ordinary course of business consistent with past practice and not exceeding $50,000,000;


          (g) any transaction or commitment involving the acquisition or disposition of assets (other than inventory) other than (i) capital expenditures specified on Schedule 4.10(g), (ii) in the ordinary course of business in accordance with past practice or (iii) any such acquisition or disposition not in excess of $20,000,000;

          (h) any material change in any method of accounting or accounting practice by IC or any IC Subsidiary, except for any such change required by reason of a concurrent change in United States generally accepted accounting principles; or

          (i) other than in the ordinary course of business consistent with past practice, any (i) material grant of any severance or termination pay to (x) any employee of IC or any IC Subsidiary or (y) any director or officer of IC or any IC Subsidiary, (ii) material increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) except as set forth on Schedule 4.10, entering into of any material employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director or officer of IC or any IC Subsidiary, (iv) establishment, adoption or material amendment (except as required by applicable law) of any material collective bargaining, bonus, profit sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of IC or any IC Subsidiary other than in the ordinary course of business consistent with past practice, or (v) material increase in compensation, bonus or other benefits payable to directors or officers.

     SECTION 4.11. No Undisclosed Material Liabilities. There are no liabilities of IC or any IC Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, of a nature required by United States generally accepted accounting principles to be reflected, reserved for or disclosed in the consolidated financial statements of IC and its consolidated Subsidiaries, other than:

          (a) liabilities disclosed or provided for in the IC Balance Sheet or the IC SEC Filings prior to the date hereof;

          (b) other liabilities (including liabilities incurred in the ordinary course of business consistent with past practice since the IC Balance Sheet Date), which would not, individually or in the aggregate, have a Material Adverse Effect; and

          (c) liabilities under this Agreement.

     SECTION 4.12. Litigation. Except as set forth on Schedule 4.12 and except as set forth in the IC SEC Filings prior to the date hereof, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of IC threatened against or affecting, IC or any IC Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or which, as of the date of this Agreement, is reasonably expected to prevent, enjoin, alter or materially delay the Offer or the Merger or any of the other transactions contemplated hereby.

     SECTION 4.13. Taxes. Except as reflected in the IC Balance Sheet and the notes thereto, as reflected in Schedule 4.13, and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect with respect to IC, (i) all United States federal, state, local and foreign tax returns required to be filed by IC or any IC Subsidiary have been timely filed or requests for extensions have been timely filed and any such extension shall have been granted and not expired, and all such filed returns are complete and accurate in all material respects; (ii) IC and each IC Subsidiary have paid, or have made adequate provision or have set up an adequate accrual or reserve for the payment of all taxes, interest, additions and penalties owing by IC or any IC Subsidiary; (iii) there is no outstanding audit examination, deficiency or refund litigation with respect to any taxes owed by IC or any IC Subsidiary; (iv) all taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid in full or have been recorded as a liability on IC Balance Sheet; (v) neither IC nor any IC Subsidiary is a party to any tax sharing or similar agreement pursuant to which IC or any IC Subsidiary has indemnified another party with respect to taxes; and (vi) neither IC nor any IC Subsidiary has waived any applicable statute of limitations with respect to any taxes.

     SECTION 4.14. Employee Benefit Plans. (a) Schedule 4.14 identifies each material Employee Plan. IC has furnished to CN copies of the material Employee Plans (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and the most recent actuarial valuation report prepared in connection with any Employee Plan and, if applicable, the Internal Revenue Service determination letters. No Employee Plan is a Title IV Plan.


     (b) As of the IC Balance Sheet Date, the aggregate unfunded liability of IC and any IC Subsidiary in respect of all Employee Plans or Benefit Arrangements described under Sections 4(b)(5) or 401(a)(1) of ERISA, computed using reasonable actuarial assumptions and determined as if all benefits under such plans were vested and payable as of such date, did not exceed $17,500,000.

     (c) No transaction prohibited by Section 406 of ERISA or Section 4975 of the Code has occurred with respect to any employee benefit plan or arrangement which is covered by Part 4, Title I of ERISA, which transaction has or will cause IC or any IC Subsidiary to incur any liability under ERISA, the Code or otherwise which would reasonably be expected to result in a Material Adverse Effect, excluding transactions effected pursuant to and in compliance with a
statutory or administrative exemption.   Neither IC nor any ERISA Affiliate of
IC has (i) except where the failure thereof would not reasonably be expected to result in a Material Adverse Effect, engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA or (ii) incurred, or reasonably expects to incur prior to the Effective Time, (A) any liability under Title IV of ERISA arising in connection with the termination of, or a complete or partial withdrawal from, any plan covered or previously covered by Title IV of ERISA or
(B) any liability under Section 4971 of the Code that in either case could become a liability of IC or any IC Subsidiary or CN or any of its ERISA Affiliates after the Effective Time which would reasonably be expected to have a Material Adverse Effect.

     (d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, and, to IC's knowledge, nothing has occurred since that determination that would adversely affect such determination in a manner which would reasonably be expected to have a Material Adverse Effect. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code, except to the extent that failure to so comply would not reasonably be expected to have a Material Adverse Effect.

     (e) Schedule 4.14 identifies each material Benefit Arrangement. IC has furnished to CN copies or descriptions of each material Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof. Each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities, except to the extent that failure to so comply would not reasonably be expected to have a Material Adverse Effect.


     (f) Except as set forth on Schedule 4.14 and except as provided in this Agreement, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of IC or any IC Subsidiary that,




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



individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code, to the extent that such payments would reasonable be expected to have a Material Adverse Effect.

     (g) Except as set forth on Schedule 4.14 and except as provided in this Agreement, no employee or former employee of IC or any IC Subsidiary will become entitled to any bonus, retirement, severance, job security or similar benefit or enhanced such benefit (including acceleration of vesting or exercise of an incentive award) as a result of the transactions contemplated hereby, to the extent that such benefits would reasonably be expected to have a Material Adverse Effect.


     SECTION 4.15.  Labor Matters.   IC and the IC Subsidiaries are in
compliance with all currently applicable legislation in the various jurisdictions where they operate, with respect to terms and conditions of employment of their workforce, including legislation governing unionized labor, and wages and laws, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 4.15, (i) neither IC nor any IC Subsidiary is a party, or is otherwise subject, to any collective bargaining agreement or other labor union contract applicable to its employees, (ii) there are no material activities or proceedings by a labor union or representative thereof to organize any employees of IC or any IC Subsidiary outside of the ordinary course of business, (iii) there are no pending negotiations between IC or any IC Subsidiary and any labor union or representative thereof regarding any proposed material changes to any existing national collective bargaining agreement, (iv) there are no pending, and IC and the IC Subsidiaries have not experienced since September 30, 1997, any labor disputes, lockouts, strikes, slowdowns, work stoppages, or threats thereof which would reasonably be expected to have a Material Adverse Effect, (v) IC and the IC Subsidiaries are not in default and have not breached in any material respect the terms of any applicable collective bargaining or other labor union contract, and there are no material grievances outstanding against IC, any IC Subsidiary or their employees under any such agreement or contract which would reasonably be expected to have a Material Adverse Effect, (vi) there is no unfair labor practice complaint pending, or to the knowledge of IC threatened, against IC or any IC Subsidiary before the National Labor Relations Board or any other investigation, charge, prosecution, suit or other proceeding before any court or arbitrator or any governmental body, agency or official relating to the employees of IC or any IC Subsidiary or the representation thereof which would reasonably be expected to have a Material Adverse Effect, (vii) there are no claims or actions pending, or to the knowledge of IC threatened, between IC and any IC Subsidiary and any of their employees or labor organizations representing or seeking to represent such employees which would reasonably be expected to have a Material Adverse Effect and (viii) to the knowledge of IC, there are no facts or circumstances involving any employee that would form the basis of, or give rise to, any cause of action, including, without limitation, unlawful termination based on discrimination of any kind that would reasonably be expected to result in a Material Adverse Effect.

     SECTION 4.16. Takeover Statutes; Rights Plans. No "fair price", "moratorium", "control share acquisition" or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the Delaware Law) applicable to IC or any IC Subsidiary is applicable to the Merger or the other transactions contemplated hereby. As of the date of this Agreement, IC does not have any shareholder rights plan or similar antitakeover device in effect. The action of the Board of Directors of IC in approving the Merger, this Agreement and the Voting Trust is sufficient to render inapplicable to the Merger and this Agreement and the Voting Trust (and the transactions provided for herein and therein) the restrictions on "business combinations" (as defined in Section 203 of the Delaware Law) set forth in Section 203 of the Delaware Law.

     SECTION 4.17. Compliance with Laws. Except as set forth in IC SEC Filings prior to the date hereof, neither IC nor any IC Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations, except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     SECTION 4.18. Finders' Fees. Except for Lehman Brothers Inc. and The Beacon Group Capital Services LLC, copies of whose engagement agreements have been provided to CN, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of IC or any IC Subsidiary who might be entitled to any fee or commission from CN or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

     SECTION 4.19. Environmental Matters. (a) Except as set forth in IC SEC Filings prior to the date hereof, and except as would not, individually or in the aggregate, have a Material Adverse Effect:


          (i) no written notice, notification, demand, complaint, penalty, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed and no action, claim, suit, legal proceeding or, to the knowledge of IC, investigation or review is pending, or to the knowledge of IC, threatened by any governmental entity or other Person with respect to any matters relating to IC or any IC Subsidiary and relating to or arising out of any Environmental Law;

          (ii) to the knowledge of IC there are no liabilities of or relating to IC or any IC Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, and there are no facts, conditions, situations or set of circumstances which would reasonably be expected to result in or be the basis for any such liability;

          (iii) except as set forth in Schedule 4.19, no property now or, to the knowledge of IC, previously, owned, leased or operated by IC or any IC Subsidiary or, to the knowledge of IC, any property to which IC or any IC Subsidiary has, directly or indirectly, transported or arranged for the transportation of any Hazardous Substances is listed or, to the knowledge of IC, proposed for listing, on the National Priorities List promulgated pursuant to CERCLA, on CERCLIS (as defined in CERCLA) or on any similar federal, state or foreign list of sites requiring investigation or clean-up; and

          (iv) IC and IC Subsidiaries are in compliance with all Environmental Laws and have obtained and are in compliance with all IC Environmental Permits; such IC Environmental Permits are valid and in full force and effect and will not be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

     (b) There has been no material written report regarding any environmental investigation, study, audit, test, review or other analysis conducted of which IC has knowledge in relation to the current or prior business of IC or any IC Subsidiary or any property or facility now or previously owned, leased or operated by IC or any IC Subsidiary which has not either been made available to CN prior to the date hereof or (with respect to any such report over which IC does not have control or custody) disclosed on Schedule 4.19.

     (c) Neither IC nor any IC Subsidiary owns, leases or operates or has owned, leased or operated any property or has conducted any operations in New Jersey or Connecticut that would result in the New Jersey Industrial Site Recovery Act or the Connecticut Transfer Act being applicable to the transactions contemplated by this Agreement.

     (d) For purposes of this Section and, to the extent applicable therein,
Section 5.17 hereof, the following terms shall have the meanings set forth below:

     "ENVIRONMENTAL LAWS" means any applicable federal, state, local, provincial or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit, or legally binding governmental restriction or requirement, or any legally binding agreement with any governmental authority or other third party, relating to human health and safety (as relating to the environment), the environment or, as impacting human health or the environment, to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

     "IC ENVIRONMENTAL PERMITS" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities required by Environmental Laws regarding the business of IC or any IC Subsidiary as currently conducted.

     "HAZARDOUS SUBSTANCES" means, in each case as regulated under any Environmental Law, any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

     SECTION 4.20. Opinion of Financial Advisor. IC's Board of Directors has received the opinions of Lehman Brothers Inc. and The Beacon Group Capital Services LLC, financial advisors to IC, to the effect that, as of the date of this Agreement, the consideration to be received in the Offer and the Merger, taken together, is fair to IC's stockholders from a financial point of view, and such opinions have not been withdrawn.


                                   ARTICLE 5

           REPRESENTATIONS AND WARRANTIES OF CN AND MERGER SUBSIDIARY

     Except as set forth in the CN disclosure schedules delivered by CN to IC at or prior to the execution of this Agreement and referenced therein by Section number, CN and Merger Subsidiary represent and warrant to IC that:

     SECTION 5.01. Corporate Existence and Power. Each of CN and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of continuance or incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. Each of CN and Merger Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. CN has heretofore delivered to IC true and complete copies of the certificate of incorporation and bylaws of CN and Merger Subsidiary as currently in effect. From the date of its incorporation, Merger Subsidiary will not engage in any activities other than in connection with, or as contemplated by, this Agreement.

     SECTION 5.02. Corporate Authorization. The execution, delivery and performance by CN and Merger Subsidiary of this Agreement and the consummation by CN and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of CN and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of CN and Merger Subsidiary.

     SECTION 5.03. Governmental Authorization. The execution, delivery and performance by CN and Merger Subsidiary of this Agreement and the consummation by CN and Merger Subsidiary of the transactions contemplated by this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority the failure to make which would have a Material Adverse Effect other than (a) the filing of a certificate of merger in accordance with Delaware Law; (b) compliance with any applicable requirements of the HSR Act; (c) compliance with any applicable requirements of the STB relating to the Voting Trust or approval or exemption of the Merger; (d) compliance with any applicable requirements of the Exchange Act, the Securities Act and any foreign or state securities or Blue Sky laws; (e) approvals of relevant stock exchanges and (f) such filings, authorizations, orders and approvals required under Canadian or other foreign laws.


     SECTION 5.04. Non-Contravention. The execution, delivery and performance by CN and Merger Subsidiary of this Agreement and the consummation by CN and Merger Subsidiary of the transactions contemplated hereby do not and will not
(a) contravene or conflict with the certificate of incorporation or bylaws of CN and Merger Subsidiary, (b) assuming compliance with the matters referred to in Section 5.03, contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to CN or any CN Subsidiary, (c) constitute a default under or give rise to a right of termination, cancellation or acceleration of any right or obligation of CN or any CN Subsidiary or to a loss of any benefit to which CN or any CN Subsidiary is entitled under any provision of any agreement, contract or other instrument binding upon CN or any CN Subsidiary or any license, franchise, permit or other similar authorization held by CN or any CN Subsidiary, or (d) result in the creation or imposition of any Lien on any asset of CN or any CN Subsidiary except, in the case of clauses (b), (c) and (d), for such matters as would not, individually or in the aggregate, have a Material Adverse Effect or materially impair the ability of CN to consummate the transactions contemplated by this Agreement.

     SECTION 5.05. Capitalization. The authorized capital stock of CN consists of (i) an unlimited number of shares of CN Common Stock, (ii) an unlimited number of shares of Class A Preferred Stock of CN ("CN CLASS A PREFERRED STOCK") and (iii) an unlimited number of shares of Class B Preferred Stock of CN ("CN CLASS B PREFERRED STOCK"). As of the close of business on February 3, 1998, 85,602,013 shares of CN Common Stock were issued and outstanding and employee stock options to purchase an aggregate of 1,797,074 shares of CN Common Stock (of which options to purchase an aggregate of 538,266 shares of CN Common Stock were exercisable) were outstanding. No shares of either CN Class A Preferred Stock or CN Class B Preferred Stock were outstanding as of such date. All outstanding shares of capital stock of CN have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth in this Section and except for changes since February 3, 1998 resulting from the exercise of employee stock options outstanding on such date, there are outstanding (a) no shares of capital stock or other voting securities of, (b) no securities of convertible into or exchangeable for shares of capital stock or voting securities of, and (c) no options or other rights to acquire from, and no obligation of to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of (the items in clauses 5.05(a), 5.05(b) and 5.05(c) being referred to collectively as the "CN SECURITIES"). There are no outstanding obligations of CN or any CN Subsidiary to repurchase, redeem or otherwise acquire any CN Securities.


     SECTION 5.06. Subsidiaries. (a) All principal CN Subsidiaries (the "PRINCIPAL CN SUBSIDIARIES") and their respective jurisdictions of incorporation are identified in CN's annual information form, dated May 12, 1997 (filed with the SEC under Form 40-F dated May 16, 1997) (the "CN 40-F"). Each Principal CN Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted and is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

     (b) All of the outstanding capital stock of, or other ownership interests in, each Principal CN Subsidiary, is owned by CN, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). There are no outstanding (i) securities of CN or any Principal CN Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Principal CN Subsidiary, and (ii) options or other rights to acquire from CN or any Principal CN Subsidiary, and no other obligation of CN or any Principal CN Subsidiary to issue, any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, any Subsidiary (the items in clauses 5.06(b)(i) and 5.06(b)(ii) being referred to collectively as the "PRINCIPAL CN SUBSIDIARY SECURITIES"). There are no outstanding obligations of CN or any Principal CN Subsidiary to repurchase, redeem or otherwise acquire any outstanding Principal CN Subsidiary Securities.

     SECTION 5.07.  SEC Filings.  (a) CN has delivered to IC (i) the CN 40-F,
(ii) its quarterly reviews (filed with the SEC under Form 6-K) for its fiscal quarters ended after May 12, 1997, (iii) its proxy or information statements relating to meetings of, or actions taken without a meeting by, the stockholders of CN held since May 12, 1997, (iv) all of its other reports, statements, schedules and registration statements filed with the SEC since May 12, 1997 and
(v) all of its filings made with the Ontario Securities Commission since May 12, 1997 (the documents referred to in this Section 5.07 being referred to collectively as the "CN SEC FILINGS"). CN's quarterly review on Form 6-K for its fiscal quarter ended September 30, 1997, is referred to herein as the "CN 6-K".

     (b) As of its filing date, each CN SEC Filing complied as to form in all material respects with the applicable requirements of the Securities Act, the Securities Act (Ontario) and the Exchange Act.

     (c) As of its filing date, each CN SEC Filing filed pursuant to the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     (d) Each such registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, the Exchange Act and the Securities Act (Ontario) as of the date such statement or amendment became effective did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

     SECTION 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of CN included in the CN SEC Filings fairly present, in all material respects, in conformity with Canadian generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of CN and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). For purposes of this Agreement, "CN BALANCE SHEET" means the consolidated balance sheet of CN as of September 30, 1997, set forth in the CN 6-K and "CN BALANCE SHEET DATE" means September 30, 1997.

     SECTION 5.09. Disclosure Documents. (a) Each document required to be filed by CN with the SEC in connection with the transactions contemplated by this Agreement (the "CN DISCLOSURE DOCUMENTS"), including, without limitation, the Offer Documents and the registration statement on Form F-4 (the "FORM F-4") to be filed with the SEC pursuant to the Securities Act in connection with the issuance of CN Common Stock in the Merger, in each case together with any amendments or supplements thereto will, when filed, comply as to form in all material respects with the applicable requirements of applicable Canadian securities laws, the Securities Act or the Exchange Act, as the case may be. The representations and warranties contained in this Section 5.09(a) will not apply to statements or omissions included in the CN Disclosure Documents based upon information furnished to CN in writing by IC specifically for use therein.


     (b) At the time the Form F-4 becomes effective under the Securities Act, the Form F-4 will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any CN Disclosure Document other than the Form F-4 and at the time of any distribution thereof, such CN Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The representations





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



and warranties contained in this Section 5.09(b) will not apply to statements or omissions included in the CN Disclosure Documents based upon information furnished to CN in writing by IC specifically for use therein.

     (c) The information with respect to CN or any CN Subsidiary that CN furnishes to IC in writing specifically for use in the IC Disclosure Documents (as defined in Section 4.09) will not, at the time of the filing thereof, at the time of any distribution thereof (or with respect to the IC proxy or information statement, at the time of the IC stockholder action by written consent in connection with the Merger), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

     SECTION 5.10. Absence of Certain Changes. Other than the establishment of a wholly-owned real estate Subsidiary, the transfer of CN's beneficial interest in certain real estate assets of CN to such Subsidiary and other arrangements between CN and such Subsidiary relating thereto (the "REAL ESTATE REORGANIZATION") since the CN Balance Sheet Date, CN and the CN Subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been:

          (a) any event, occurrence or development of a state of circumstances or facts which has had or would reasonably be expected to have a Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of CN (other than dividends in accordance with past practice, as adjusted to reflect the dividend policy of the current Board of Directors of CN), or any repurchase, redemption or other acquisition by the CN or any CN Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interests in, CN or any CN Subsidiary;

          (c) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of CN or any CN Subsidiary which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;



          (d) as of the date of this Agreement, other than borrowings under existing credit facilities, replacements therefor and refinancings thereof and borrowings required to finance the transactions contemplated hereby, any incurrence, assumption or guarantee by CN or any CN Subsidiary of any indebtedness for borrowed money, other than intercompany indebtedness and indebtedness in the ordinary course of business on terms consistent with past practice and not exceeding an aggregate principal amount of $200,000,000; or

          (e) except as set forth on Schedule 5.10(e), any transaction or commitment involving the acquisition or disposition of assets (other than inventory) in the ordinary course of business in accordance with past practice and any such acquisition or disposition not in excess of $100,000,000.

     SECTION 5.11. No Undisclosed Material Liabilities. There are no liabilities of CN or any CN Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise of a nature required by Canadian generally accepted accounting principles to be reflected, reserved for or disclosed in the consolidated financial statements of CN and its consolidated Subsidiaries, other than:

          (a) liabilities disclosed or provided for in the CN Balance Sheet or the CN SEC Filings prior to the date hereof;

          (b) other liabilities (including liabilities incurred in the ordinary course of business consistent with past practice since the CN Balance Sheet Date or liabilities arising pursuant to the Real Estate Reorganization), which would not, individually or in the aggregate, have a Material Adverse Effect; and

          (c) liabilities under this Agreement.

     SECTION 5.12. Litigation. Except as set forth in the CN SEC Filings prior to the date hereof, there is no action, suit, investigation or proceeding (or any basis therefor) pending against, or to the knowledge of CN threatened against or affecting, CN or any CN Subsidiary or any of their respective properties before any court or arbitrator or any governmental body, agency or official which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect or which, as of the date of this Agreement, is reasonably expected to prevent, enjoin, alter or materially delay the Offer or the Merger or any of the other transactions contemplated hereby.


     SECTION 5.13. Taxes. Except as reflected in the CN Balance Sheet and the notes thereto, as reflected in Schedule 5.13, and except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect with respect to CN; (i) all federal, Canadian provincial, state, local and foreign tax returns required to be filed by CN or any CN Subsidiary have been timely filed or requests for extensions have been timely filed and any such extensions shall have been granted and not expired, and all such filed returns are complete and accurate in all material respects; (ii) CN and each CN Subsidiary have paid, or have made adequate provision or set up an adequate accrual or reserve for the payment of all taxes, interest, additions and penalties owing by CN or any CN Subsidiary; (iii) there is no outstanding audit examination, deficiency or refund litigation with respect to any taxes owed by CN or any CN Subsidiary; (iv) all taxes, interest, additions, and penalties due with respect to completed and settled examinations or concluded litigation have been paid in full or have been recorded as a liability on the CN Balance Sheet;
(v) neither CN nor any CN Subsidiary is a party to any tax sharing or similar agreement pursuant to which CN or any CN Subsidiary has indemnified another party with respect to taxes (other than any liability of CN to its wholly-owned real estate Subsidiary or of such Subsidiary to CN as a consequence of the Real Estate Reorganization); and (vi) neither CN nor any CN Subsidiary has waived any applicable statute of limitations with respect to any taxes.

     SECTION 5.14.  Employee Benefit Plans.   (a) CN undertakes to make
available to IC copies of the material Employee Plans (other than Multiemployer Plans) (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto).

     (b) Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code, except to the extent that failure to so comply would not reasonably be expected to have a Material Adverse Effect.

     (c) CN undertakes to make available to IC copies or descriptions of each material Benefit Arrangement (and, if applicable, related trust agreements) and all amendments thereto and written interpretations thereof. Each Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations and has been maintained in good standing with applicable regulatory authorities, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.


     SECTION 5.15. Compliance with Laws. Except as set forth in the CN SEC Filings prior to the date hereof, neither CN nor any CN Subsidiary is in violation of, or has violated, any applicable provisions of any laws, statutes, ordinances or regulations except for such matters as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     SECTION 5.16. Finders' Fees. Except for Goldman, Sachs & Co. and Schroder & Co. Inc., copies of whose engagement agreements have been provided to IC, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf, of CN or any CN Subsidiary who might be entitled to any fee or commission from IC or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

     SECTION 5.17. Environmental Matters. Except as set forth in the CN SEC Filings prior to the date hereof there are no liabilities of, or relating to, CN or any CN Subsidiary of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law that, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect on CN.

     SECTION 5.18. Ownership of IC Common Stock. As of the date of this Agreement, CN and its Affiliates do not own (directly or indirectly, beneficially or of record) any shares of IC Common Stock and neither CN nor any of its Affiliates own any rights to acquire any shares of IC Common Stock, except pursuant to this Agreement.

     SECTION 5.19. Sufficiency of Funds. CN has received commitments from third party lenders pursuant to commitment letters (none of which has been withdrawn) the proceeds of which, together with funds of CN, will enable CN to provide Merger Subsidiary with sufficient funds to consummate the Offer, the Merger and the transactions contemplated hereby in accordance with the terms of this Agreement.


     SECTION 5.20. Labor Matters. CN and the CN Subsidiaries are in compliance with all currently applicable legislation in the various jurisdictions where they operate, with respect to terms and conditions of employment of their workforce, including legislation governing unionized labor, and wages and laws, and are not engaged in any unfair labor practice, failure to comply with which or engagement in which, as the case may be, would reasonably be expected to have a Material Adverse Effect. Except as disclosed in Schedule 5.20, (i) neither CN nor any CN Subsidiary is a party, or is otherwise subject, to any collective bargaining agreement or other labor union contract applicable to its employees, (ii) there are no material activities or proceedings by a labor union or representative thereof to organize any employees of CN or any CN Subsidiary outside of the ordinary course of business, (iii) there are no pending negotiations between CN or any CN Subsidiary and any labor union or representative thereof regarding any proposed





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



material changes to any existing national collective bargaining agreement, (iv) there are no pending, and CN and the CN Subsidiaries have not experienced since May 12, 1997, any labor disputes, lockouts, strikes, slowdowns, work stoppages, or threats thereof which would reasonably be expected to have a Material Adverse Effect, (v) CN and the CN Subsidiaries are not in default and have not breached in any material respect the terms of any applicable collective bargaining or other labor union contract, and there are no material grievances outstanding against CN, any CN Subsidiary or their employees under any such agreement or contract which would reasonably be expected to have a Material Adverse Effect, (vi) there is no unfair labor practice complaint pending, or to the knowledge of CN threatened, against CN or any CN Subsidiary before the National Labor Relations Board or the Canada Labor Relations Board or any other investigation, charge, prosecution, suit or other proceeding before any court or arbitrator or any governmental body, agency or official relating to the employees of CN or any CN Subsidiary or the representation thereof which would reasonably be expected to have a Material Adverse Effect, (vii) there are no claims or actions pending, or to the knowledge of CN threatened, between CN and any CN Subsidiary and any of their employees or labor organizations representing or seeking to represent such employees which would reasonably be expected to have a Material Adverse Effect and (viii) to the knowledge of CN, there are no facts or circumstances involving any employee that would form the basis of, or give rise to, any cause of action, including, without limitation, unlawful termination based on discrimination of any kind that could reasonably be expected to result in a Material Adverse Effect.


                                   ARTICLE 6

                                COVENANTS OF IC

     IC agrees that:

     SECTION 6.01. Conduct of IC. Except as otherwise expressly set forth in this Agreement, during the period from the date of this Agreement through the Control Date, IC shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, shall use their reasonable best efforts to preserve intact their current business organizations, use their reasonable best efforts to keep available the services of their current officers and of their key employees as a group and use their reasonable best efforts to preserve their relationships with those Persons having business dealings with them. IC, in conducting its business and operations, shall have due regard for the interests of the holders of the Trust Certificates (as defined in the Voting Trust Agreement), as investors in IC, determined without reference to such holders' interests in railroads other than the IC or its Subsidiaries. Except as otherwise expressly set forth in this Agreement, as set forth in Schedule 6.01 or as required to implement the Rights Plan (as hereinafter defined) in accordance with and subject to clause (ii) hereof, without limiting the generality of the foregoing during the period from the date of this Agreement through the Control Date, IC shall not, and shall not permit any of its Subsidiaries to (without the prior written consent of CN):

          (i) other than dividends and distributions (including liquidating distributions) by a direct or indirect wholly-owned Subsidiary of IC (including the Railroad Subsidiaries) to its parent and other than regular quarterly cash dividends of $0.23 per share with respect to IC's Common Stock, (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (except as contemplated by clause (ii) below), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (z) purchase, redeem, retire or otherwise acquire any shares of its capital stock or the capital stock of any Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities; provided that, following the Effective Time, subject to applicable legal restrictions and financial covenants contained in instruments relating to outstanding indebtedness, IC shall not decrease the aggregate amount of dividends and other distributions in respect of its outstanding capital stock from the level paid immediately prior to the Merger;


          (ii) issue, deliver, sell, pledge or otherwise encumber any IC Securities or any IC Subsidiary Securities or any securities convertible into, or any rights, warrants or options to acquire, any such IC Securities or any IC Subsidiary Securities, in each case other than (x) pursuant to the exercise of existing stock options, (y) grants of stock options and other stock-based employee benefits prior to the Effective Time in the ordinary course of business consistent with past practice and issuances pursuant thereto or (z) securities issued by a direct or indirect wholly-owned Subsidiary of IC to IC or a direct or indirect wholly-owned Subsidiary of IC; provided, that if any Person shall have announced an Acquisition Proposal, IC shall have the right, prior to the consummation of the Offer, to implement, modify, amend or redeem a shareholder rights plan (the "RIGHTS PLAN"), but only so long as such rights plan contains provisions reasonably satisfactory in form and substance to CN to exempt this Agreement and the transactions to be effected pursuant to this Agreement from the plan and to assure that this Agreement and the transactions to be effected pursuant to this Agreement will not trigger such rights plan;

          (iii) adopt, propose or agree to any amendment to its (or any Subsidiary's) certificate of incorporation, by-laws or other comparable organizational documents;

          (iv) (A) without the prior written consent of CN, sell, lease, license, mortgage or otherwise encumber, voluntarily subject to any Lien or otherwise dispose of any rail lines or rights of way, it being understood that nothing contained in this clause (A) shall prevent either the sale or disposition of rail stock in the ordinary course of business or the movement of such rail stock within the IC system; provided, that if IC requests in writing that it be permitted to engage in a transaction that requires CN's consent under this clause (A) and CN does not respond within 20 days of receipt of such request, IC shall be permitted to engage in such transaction; and provided, further, that this clause (A) shall not apply with respect to any transaction entered into prior to the date of this Agreement;

          (B) sell, lease, license, mortgage or otherwise encumber, voluntarily subject to any Lien or otherwise dispose of any of its properties or assets (excluding rail lines or rights of way), other than (x) leases or licenses of railroad equipment and property in the ordinary course of business consistent with past practice or (y) transactions in the ordinary course of business consistent with past practice and not exceeding in the aggregate $30,000,000 on an annual basis;

          (v) make or agree to make any acquisition (including through a leasing arrangement) (other than of inventory and rolling stock in the ordinary course of business) or capital expenditure in excess of $50,000,000 in the aggregate on an annual basis, except for acquisitions or capital expenditures specified on Schedule 6.01(v) or pursuant to agreements and commitments entered into prior to the date of this Agreement and previously made available to CN;

          (vi) incur any indebtedness for borrowed money or guarantee any such indebtedness other than intercompany indebtedness except for (i) borrowings under existing credit facilities, replacements therefor and refinancings thereof or (ii) other borrowings in the ordinary course of business consistent with past practice, provided that aggregate borrowings under clauses (i) and (ii) do not exceed $200,000,000;

          (vii) except for loans, advances, capital contributions or investments (x) specified on Schedule 6.01(vii) or (y) made in the ordinary course of business consistent with past practice and not exceeding $15,000,000 on an annual basis, make any loans, advances or capital contributions to, or investments in, any other Person (other than, in the case of IC, to IC or any Subsidiary or, in the case of the Railroad Subsidiaries, to a Railroad Subsidiary or any Subsidiary of a Railroad Subsidiary, as the case may be);

          (viii) except for elections that are required by law or are consistent with past practice, make any tax election;

          (ix) other than payments with respect to any judgments, pay, discharge, settle or satisfy any material claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) other than the payment, discharge, settlement or satisfaction of claims, liabilities or obligations (A) in the ordinary course of business consistent with past practice or in accordance with their terms, (B) reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of IC filed with the SEC prior to the Effective Time or (C) incurred since the date of such financial statements in the ordinary course of business consistent with past practice and with this Agreement; provided that, with respect to clause (C), none of such payments, discharges, settlements or satisfaction shall in any event exceed $15,000,000;

          (x) except (i) as otherwise provided in this Section 6.01 or (ii) in the ordinary course of business consistent with past practice (it being understood that the taking by IC or any of its Subsidiaries of any of the actions described in this paragraph (x) with respect to a contract involving annual payments of more than $10,000,000 shall not be in the ordinary course of business), enter into any contract or agreement involving annual payments of more than $5,000,000, modify or amend in any material respect or terminate any such contract or agreement to which IC or any of its Subsidiaries is a party, or waive, release or assign any rights or claims under any such contract or agreement that are significant to such contract or agreement; provided that in entering into contracts in the ordinary course of business, each of IC and its Subsidiaries shall act entirely in its own interest as an independent enterprise;

          (xi) make any material change to its accounting methods, principles or practices, except as may be required by United States generally accepted accounting principles;

          (xii) except (i) for arrangements entered into in the ordinary course of business consistent with past practice, (ii) as contemplated by Section
     8.07 of this Agreement or (iii) as required by applicable law, enter into, adopt or materially amend or change the funding or accrual practices of any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements of or for the benefit or welfare of any employee of IC or any of its Subsidiaries (or any other Person for whom either IC or any of its Subsidiaries will have liability), or (except for normal increases in the ordinary course of business that are consistent with past practices) materially increase in any manner the compensation or fringe benefits of any employee of IC or any IC Subsidiary (or any other Person for whom IC or any IC Subsidiary will have liability) or pay any material benefit not required by any existing plan and arrangement (including the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

          (xiii) enter into any agreement containing any provision or covenant
     (x) limiting in any material respect the ability to compete with any Person which would bind IC or any IC Subsidiary or any successor or (y) granting any concessions or rights to any railroad or other Person with respect to the use of any rail lines, yards of other fixed railroad property of IC or its Subsidiaries (whether through divestiture of lines, the grant of trackage or haulage rights or otherwise) in each case other than in the ordinary course of business consistent with past practice; or

          (xiv) authorize or commit or agree to take any of the foregoing actions.



     SECTION 6.02. Access to Information. From the date hereof through the Control Date, IC and its Subsidiaries will give CN, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of IC and its Subsidiaries, will furnish to CN, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct the employees, counsel and financial advisors of IC and its Subsidiaries to cooperate with CN in its investigation of the business of IC and its Subsidiaries, as the case may be; provided that no investigation pursuant to this Section shall affect any representation or warranty given by IC to CN hereunder;

and provided further, that access to certain information of IC and its Subsidiaries may require the entry of a protective order by the STB, after which date full access shall be granted to such information consistent with this paragraph and subject to the terms of such order. IC shall hold and shall cause its officers, employees, accountants, counsel, financial advisers and other representatives and Affiliates to hold, any nonpublic information in accordance with the terms of that certain confidentiality and standstill agreement (the "CONFIDENTIALITY AGREEMENT") dated March 13, 1997, between CN and IC.


     SECTION 6.03. Other Offers. (a) IC agrees (i) that neither IC nor any IC Subsidiary shall, and it shall direct and use its reasonable best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any IC Subsidiary) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) or any indication of interest, with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or equity securities of, IC or any IC Subsidiary (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL"), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person, relating to an Acquisition Proposal, or afford access to the properties, books or records of IC or any IC Subsidiary to any Person that may be considering making or has made or has stated an intention to make, an Acquisition Proposal, or release any third party from any obligations under any existing standstill agreement or arrangement, or enter into any agreement with respect to an Acquisition Proposal; (ii) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; and (iii) that it will notify CN (including in such notification the identity of the third party making inquiries or proposals, requesting information or access or seeking to initiate or continue negotiations or discussions, as the case may be) with reasonable promptness (but in no event later than 24 hours thereafter) if any such inquiries or proposals are received by, any such information or access is requested from, or any such negotiations or discussions are sought to be initiated or continued with, it. Notwithstanding the foregoing, IC or its Board of Directors may (x) take any action required to comply with Rule 14e-2(a) promulgated under the Exchange Act with regard to an Acquisition Proposal or, prior to the earlier of (A) consummation of the Offer or (B) the adoption of this Agreement by the stockholders of IC, (y) take any action as contemplated by
Section 11.01(e) or (z) directly or indirectly, furnish non-public information and access to, and may participate in discussions and negotiations with, any Person in response to an unsolicited bona fide Acquisition Proposal, if the Board of Directors of IC has concluded in good faith, based on the advice of outside counsel, that such action is reasonably necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law; except that (with respect to clauses (y) and (z) hereof) prior to furnishing non-public information and access to, or participating in discussions or negotiations with, such Person, IC receives from such Person an executed confidentiality and standstill agreement with terms not in the aggregate less favorable to IC than those contained in the Confidentiality Agreement (it being understood that IC may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to IC provided that it waives or similarly modifies the standstill provision in the Confidentiality Agreement); provided further, that at least 48 hours prior to the entry into or announcement of an intention to enter into a definitive agreement with respect to an Acquisition Proposal, IC shall have provided written notice to CN advising CN of its intention to enter into a definitive agreement with respect to an Acquisition Proposal and specifying the material terms and conditions of such Acquisition Proposal. Within such 48 hour period, CN may propose an improved transaction.

     SECTION 6.04.  Notices of Certain Events.  IC shall promptly notify CN of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting IC or any IC Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or which relate to the consummation of the transactions contemplated by this Agreement.



     SECTION 6.05. Registration Rights. IC shall, if requested by CN at any time and from time to time within three years after the termination of this Agreement, as expeditiously as possible prepare and file up to three registration statements under the Securities Act if such registration is necessary in order to permit the sale or other disposition of any or all securities that have been deposited in the Voting Trust by CN, in accordance with the intended method of sale or other disposition stated by CN, including a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision; and IC shall use its reasonable best efforts to qualify such securities under any applicable state securities laws. CN agrees to use reasonable efforts to cause, and to cause any underwriters of any sale or other disposition to cause, any sale or other disposition pursuant to such registration statement to be effected on a widely distributed basis. IC shall use reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties which are required therefore, and to keep such registration statement effective for such period not in excess of 180 calendar days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of IC hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 calendar days in the aggregate with respect to any registration statement if the Board of Directors of IC shall have determined that the filing of such registration statement or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect IC. Any registration statement prepared and filed under this Section, and any sale covered thereby, shall be shared equally by IC and CN except for underwriting discounts or commission, brokers' fees and the fees and disbursements of CN's counsel related thereto. CN shall provide all information reasonably requested by IC for inclusion in any registration statement to be filed hereunder. If, during the time periods referred to in the first sentence of this Section, IC effects a registration under the Securities Act of IC's securities for its own account or for any other of its stockholders (other than on form S-4 or form S-8, or any successor form), it shall allow CN the right to participate in such registration, and such participation shall not affect the obligation of IC to effect demand registration statements for CN under this Section; provided that, if the managing underwriters of such offering advise IC in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering, IC shall include the securities requested to be included therein by CN pro rata with the securities intended to be included therein by IC. In connection with any registration pursuant to this Section, IC and CN shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification, and contribution in connection with such registration. For purposes of this Section 6.05, the term "IC" shall include any Railroad Subsidiary.


     SECTION 6.06. Antitakeover Statutes. Subject to the fiduciary duties of the Board of Directors of IC under applicable law, if any takeover statute is or may become applicable to the transactions contemplated hereby, IC and the members of its Board of Directors shall use all reasonable efforts to grant such approvals and to take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any takeover statute on any of the transactions contemplated by this Agreement.


                                   ARTICLE 7

                                COVENANTS OF CN

     CN agrees that:

     SECTION 7.01. Conduct of CN. From the date hereof until the Effective Time, CN and the CN Subsidiaries shall conduct their business in the ordinary course consistent with past practice and shall use their commercially reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time:

          (a) CN will not adopt or propose any change in its articles of incorporation or bylaws;

          (b) CN will not take, and will not permit any CN Subsidiary to take, any action that would make any representation and warranty of CN hereunder inaccurate in any material respect at, or as of any time prior to, the Effective Time;

          (c) prior to the Effective Time, other than regular quarterly cash dividends not to exceed Cdn $0.265 per share with respect to CN Common Stock, CN will not (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock or (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares in its capital stock;

          (d) CN will not, and will not permit any CN Subsidiary to, sell, lease, license, mortgage or subject to Lien or otherwise dispose of any of its properties or assets, other than transactions in the ordinary course of business, including dispositions that are part of CN's rationalization plan or transactions not exceeding in the aggregate $200,000,000.


          (e) except as set forth on Schedule 7.01, CN will not, and will not permit any CN Subsidiary to, enter into an contract or arrangement or otherwise take any action that could reasonably be expected to materially delay or otherwise interfere with the consummation of the Offer or Merger; and

          (f) CN will not, and will not permit any CN Subsidiary to, agree or commit to do any of the foregoing.

     SECTION 7.02. Access to Information. Subject to the Confidentiality Agreement, from the date hereof until the Effective Time, CN will give IC, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of CN and the CN Subsidiaries, will furnish to IC, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and will instruct CN's employees, counsel and financial advisors to cooperate with IC in its investigation of the business of CN and the CN Subsidiaries; provided that no investigation pursuant to this Section shall affect any representation or warranty given by CN to IC hereunder; and provided further, that access to certain CN information may require the entry of a protective order by the STB, after which date full access shall be granted to such information consistent with this paragraph and subject to the terms of such order. CN shall hold and shall cause its officers, employees, accountants, counsel, financial advisers and other representatives and Affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

     SECTION 7.03.  Notices of Certain Events.  CN shall promptly notify IC of:

          (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

          (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its knowledge threatened against, relating to or involving or otherwise affecting CN or any CN Subsidiary which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 5.12 or which relate to the consummation of the transactions contemplated by this Agreement.



     SECTION 7.04. Obligations of Merger Subsidiary. CN will take all action necessary to cause Merger Subsidiary to perform its obligations under this





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



Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

     SECTION 7.05. Voting of Shares. If the Offer is consummated, then, subject to the terms of the Voting Trust Agreement, CN shall cause the trustee of the Voting Trust to effect the approval of the stockholders of IC of the Agreement by taking action by written consent of such stockholders in lieu of calling a meeting of stockholders pursuant to, and in accordance with, the requirements set forth in Section 228 of Delaware Law or, if a meeting of IC stockholders is required, to vote the shares of IC Common Stock held in the Voting Trust in favor of the adoption of this Agreement at such meeting.

     SECTION 7.06. Director and Officer Liability. (a) CN shall cause the Surviving Corporation, for a period of six years after the Control Date, (i) to maintain in effect in its certificate of incorporation and by-laws the current provisions regarding the elimination of liability of directors and indemnification of and advancement of expenses to officers, directors, employees and agents currently contained in the certificate of incorporation and by-laws of IC and (ii) to maintain the existing indemnification agreements covering such directors and officers of IC, copies of which have been provided to CN prior to the date of this Agreement; provided that such indemnification agreements shall be subject to any limitation imposed from time to time under applicable law.
For six years after the Control Date, CN will cause the Surviving Corporation to maintain the officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Control Date covering each such Person currently covered by IC's officers' and directors' liability insurance or a substitute policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, provided that, in satisfying its obligation under this Section, CN shall not be obligated to cause the Surviving Corporation to pay premiums in excess of 200% of the amount per annum IC paid in its last full fiscal year, which amount has been disclosed to CN; provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or
(ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.06.


     SECTION 7.07.  Stock Exchange Listing.    CN shall use all reasonable best
efforts to cause the shares of CN Common Stock to be issued in the Merger to be





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



approved for listing on the NYSE, the Toronto Stock Exchange and the other national securities exchanges on which the CN Common Stock is traded, subject, in each case, to official notice of issuance, prior to the Effective Time.


                                   ARTICLE 8

                             COVENANTS OF CN AND IC

     CN and IC agree that:

     SECTION 8.01. Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

     SECTION 8.02.  STB Approval.   CN, on the one hand and IC on the other
shall, and each shall cause its Subsidiaries to, subject to the following sentences, (i) cooperate with one another to prepare and present to the STB, as soon as practicable, all filings and other presentations in connection with seeking any STB approval, exemption or other authorization necessary to consummate the transactions contemplated by this Agreement (including, without limitation, the matters contemplated by Sections 6.02 and 7.02 hereof), (ii) prosecute such filings and other presentations with diligence, (iii) diligently oppose any objections to, appeals from or petitions to reconsider or reopen any such STB approval by Persons not party to this Agreement, and (iv) take all such further action as in the reasonable judgment of CN and IC may facilitate obtaining a final order or orders of the STB approving such transactions consistent with this Agreement and the transactions contemplated herein. Without in any way limiting CN's obligations under Section 1.03 and 8.01 and subject to consultations with IC and, after giving good faith consideration to the views of IC, CN shall have final authority over the development, presentation and conduct of the STB case, including over decisions as to whether to agree to or acquiesce in conditions. IC shall take no regulatory or legal action in connection with the STB without CN's consent.


     SECTION 8.03. Certain Filings. CN and IC shall cooperate with one another (except with respect to the STB, which is covered by Section 8.02), in determining whether any action by or in respect of, or filing with, any governmental body, agency or official, or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (except with respect to the STB, which is covered by Section 8.02), in seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.

     SECTION 8.04. Public Announcements. CN and IC will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     SECTION 8.05. Dividends. After the date of this Agreement, each of CN and IC shall coordinate with the other the payment of dividends with respect to the shares of CN Common Stock and IC Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of shares of CN Common Stock and IC Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their CN Common Stock and/or IC Common Stock or any shares of CN Common Stock that any such holder receives in exchange for such shares of IC Common Stock in connection with the Merger.

     SECTION 8.06. Auditors' Letters. IC and CN each shall use all reasonable best efforts to cause to be delivered to the other party and such other party's directors a letter of its independent auditors, dated the date on which the Form F-4 shall become effective, and addressed to the other party and such other party's directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form F-4.

     SECTION 8.07.  Treatment of IC Employees and Directors.


     (a) Outstanding Options/Restricted Stock Awards. Prior to the purchase by CN, Merger Subsidiary or their Affiliates, of shares of IC pursuant to the Offer or otherwise (the "TAKEDOWN"), IC shall take all action necessary to cause each outstanding IC Option (excluding the Unvested 2000 Options (as defined below)) and outstanding restricted stock award granted prior to the date of this Agreement or pursuant to Section 8.07(b), to be immediately vested and, in the case of options, fully exercisable, prior to the Takedown (it being understood that IC and CN shall develop a mechanism to permit any such accelerated option or stock award to be exercisable (or transferrable, as the case may be) prior to the Takedown so as to enable the holder to tender the underlying option shares and restricted stock in order to receive the Offer Price pursuant to the Offer, subject to applicable proration. For purposes of this Agreement, the "UNVESTED 2000 OPTIONS" shall mean, for each IC director, the number of IC Options granted pursuant to the IC Directors Incentive 2000 Option Plan multiplied by (i) the number of complete months between the Takedown and April 30, 2001, and divided by (ii) 62. In addition, prior to the Effective Time, IC shall amend the IC Options held by IC's directors (excluding the Unvested 2000 Options) to provide that in the event of a termination of service of the director on or about the Control Date (or, in the case of the Transferring Directors, the Takedown), such options shall not expire prior to the expiration of their 10 year term.

     (b) Pending Option Grants. The Compensation Committee of the IC Board of Directors in the ordinary course has authorized, pursuant to the 1990 Long-Term Incentive Plan (the "LTIP") (and the Executive and Management Incentive Compensation Programs), the grant of options (the "1998 OPTIONS") to purchase IC Common Stock pursuant to targets achieved for the year ended December 31, 1997. Such grants shall be made in March 1998 in accordance with IC's usual procedures except that the market price of IC Common Stock utilized in calculating the IC 1997 Total Shareholder Return, which is used in determining the number of options to be granted, shall be the Offer Price. The exercise price of each 1998 Option shall be equal to fair market value on the date of grant and the other terms and conditions of each 1998 Option (including, without limitation, vesting and duration) shall be consistent with the terms applicable to ordinary employee options granted under the LTIP in March 1997.

     (c) 1998 Annual Bonuses. The aggregate target bonus amount of all bonuses granted to all employees under the IC Performance Compensation Program and Executive Performance Compensation Program (the "PERFORMANCE PROGRAMS") (and any and all additional cash incentive programs covering such employees) in
respect of 1998 (the "1998 BONUSES") shall not exceed $8,000,000.   The 1998
Bonuses shall be awarded in accordance with past practice, and the target amount, payment terms and other terms applicable to each such 1998 Bonus shall be consistent with the practice relating to the 1997 annual bonuses awarded by IC under the Performance Programs. IC shall determine, and to the extent necessary, modify and implement, the performance objectives relating to the measurement of the actual bonus payments to each individual under the 1998 Bonuses. Any such modifications shall be subject to prior approval by CN, which approval shall not be unreasonably withheld.


     (d) Retention Bonus. IC shall adopt a retention bonus program for its executives (other than E. Hunter Harrison) under which cash amounts ("RETENTION BONUSES") established by IC, after consultation with CN, would be payable in two equal installments, the first of which would be paid on the earlier of (i) the Control Date or (ii) April 1, 1999, and the second of which would be payable on January 3, 2000. A retention bonus pool shall be created for such awards, the size of which pool shall be agreed to in good faith by CN and IC within 30 days following the Takedown, it being intended that the pool be not less than $5 million. The recipient, amount and other terms of each Retention Bonus shall be determined by cooperation and agreement between IC and CN and shall be subject to prior approval of each of IC and CN.

     (e) Amendments to IC Employment Security Agreements. IC has entered into Employment Security Agreements with certain of its executive employees ("COVERED EMPLOYEES") prior to the date hereof (the "SECURITY AGREEMENTS"). Before the Effective Time, IC shall use its reasonable best efforts to amend the Security Agreements so that: (i) if it is determined, following a Covered Employee's termination of employment as described in Section 1 of the Security Agreements, that the aggregate amount of all "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) paid or payable to such Covered Employee is greater than one hundred and five percent (105%) of the amount equal to 2.99 times the Covered Employee's applicable "base amount" (within the meaning of Section 280G(b)(3) of the Code) then IC shall pay to the Covered Employee an additional payment (the "GROSS-UP PAYMENT") such that, after payment by the Covered Employee of all excise taxes imposed under Section 4999 of the Code ("EXCISE TAXES") (and all interest and penalties imposed and all taxes and excise taxes imposed on the Gross-Up Payment) the Covered Employee would retain an amount of the Gross-Up Payment equal to the Excise Taxes imposed upon the payments and (ii) the definition of Good Reason in Section 2(b) of each Security Agreement would exclude a change in the Covered Employee's status, responsibilities, authorities or duties due solely to a change in the status of IC from a publicly traded company to a privately held Subsidiary of CN.

     (f) Director Retirement Plan. Effective as of the Control Date, IC shall terminate the Director Retirement Plan and make the payments set forth in
Schedule 8.07.


     (g) Director Deferred Compensation Plan. CN shall, prior to the Takedown, assume all of IC's liabilities pursuant to its Director Deferred Compensation Plan with respect to the Transferring Directors. In addition, CN shall honor any elections the Transferring Directors have made with respect to their account balances under the plan, except that any payments due upon "retirement from the board" shall be due and payable at retirement from CN's Board of Directors, not IC's Board of Directors.

     (h) Employee Benefit Levels. During the period from the Effective Time until the end of the twenty-fourth month following the Effective Time, CN shall maintain or cause the Surviving Corporation to maintain salary and target annual bonus levels at no less than such levels in effect immediately prior to the Takedown, and maintain employee long term incentive, pension and welfare plans for the benefit of employees and former employees of IC or its Subsidiaries, which are comparable, in the aggregate, to those in effect immediately prior to the Takedown.

     (i) Pre-Existing Conditions; Credit for Deductibles; and Past Service Credit. CN shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the employees of the Surviving Corporation under any welfare plan in which such employees may be eligible to participate after the Control Date (except to the extent that such conditions, exclusions or waiting periods would apply under IC's then existing plans absent any change in such welfare plan coverage), (ii) provide each employee of the Surviving Corporation with credit for any co-payments and deductibles paid prior to the Control Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Control Date, and (iii) provide each employee of the Surviving Corporation with credit for all service with IC and its affiliates under each employee benefit plan, program, or arrangement of CN or its affiliates in which such employees are eligible to participate; provided, however, that in no event shall the employees be entitled to any credit to the extent that it would result in a duplication of benefits with respect to the same period of services.


                                   ARTICLE 9

                             ADDITIONAL AGREEMENTS


     SECTION 9.01. Preparation of the Form F-4; Proxy or Information Statement; Action by Written Consent. (a) As soon as practicable following the date of this Agreement, IC and CN shall prepare and file with the SEC the Form F-4 pursuant to the Securities Act, which will include the IC proxy or information statement. CN will make all necessary filings with Canadian securities authorities and relevant Canadian stock exchanges with respect to the CN Common Stock to be issued in connection with the Merger. Each of IC and CN shall use its reasonable best efforts to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing. IC will use its reasonable best efforts to cause the IC proxy statement or information statement to be mailed to its stockholders as promptly as practicable after consummation of the Offer and effectiveness of the Form F-4 under the Securities Act. CN shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of CN Common Stock pursuant to this Agreement and IC shall furnish all information concerning IC and the holders of IC Common Stock as may be reasonably requested in connection with any such action. No filing of, or amendment or supplement to, the Form F-4 or the proxy or information statement will be made by a party without providing the other party the opportunity to review and comment thereon. CN will advise IC, promptly after it receives notice thereof, of the time when the Form F-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the CN Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for additional information. If at any time prior to the Effective Time any information relating to IC or CN, or any of their respective Affiliates, officers or directors, should be discovered by IC or CN which should be set forth in an amendment or supplement to the Form F-4 or the IC proxy or information statement so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of IC and if applicable, the CN.

     (b) Upon consummation of the Offer and the effectiveness of the Form F-4 and subject to compliance with applicable rules of the NYSE, the parties understand that, pursuant to the Voting Trust Agreement, the trustee of the Voting Trust will effect the approval of the stockholders of IC of the Agreement by taking action by written consent of the stockholders of IC in lieu of calling a meeting of stockholders pursuant to, and in accordance with, the requirements set forth in Section 228 of Delaware Law.

     SECTION 9.02. Fees and Expenses. (a) Except as set forth in this Section 9.02, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement, and the transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.



     (b) IC agrees to pay CN a fee in immediately available funds equal to $72,000,000 in the following circumstances and at the following times only:

          (i) concurrently with the termination of this Agreement if this Agreement shall be terminated pursuant to Sections 11.01(d), 11.01(e),

     11.01(f) or 11.01(h) (with respect to a breach of the covenants and agreements set forth in Section 6.03); or

          (ii) within two business days of the execution of a definitive agreement with respect to any Acquisition Proposal if IC enters into such a definitive agreement within 15 months after the termination of this Agreement pursuant to Section 11.01(c), and an Acquisition Proposal was publicly announced prior to the termination of this Agreement pursuant to
     Section 11.01(c).

     SECTION 9.03. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of IC or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of IC or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of IC or Merger Subsidiary acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.


                                   ARTICLE 10

                            CONDITIONS TO THE MERGER

     SECTION 10.01. Conditions to the Obligations of Each Party to the Merger. The obligations of IC, CN and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

     (a) if required by Delaware Law, this Agreement shall have been    adopted
by the stockholders of IC at a meeting of the IC stockholders (or by taking action by written consent in lieu of such a meeting) in accordance with such Law; provided that the right to terminate this Agreement pursuant to this Section shall only be available to CN if it has complied with its obligations in Section 7.05;

     (b) the waiting period under the HSR Act (if any) relating to the Merger shall have expired; and

     (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger.

     SECTION 10.02. Additional Condition to the Obligations of IC. The obligations of IC to consummate the Merger are subject to the satisfaction of the additional condition that the shares of CN Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.


                                   ARTICLE 11

                                  TERMINATION

     SECTION 11.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any adoption of this Agreement by the stockholders of IC):

          (a) by mutual written consent of IC and CN;

          (b) by either IC or CN, if there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or if any judgment, injunction, order or decree enjoining CN or IC from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable;

          (c) by IC or CN, if (i) the Offer shall have expired or been terminated and Merger Subsidiary shall not have purchased shares of IC Common Stock pursuant to the Offer or (ii) Merger Subsidiary shall not have purchased shares of IC Common Stock pursuant to the Offer prior to May 29, 1998; provided, however, that the right to terminate this Agreement pursuant to this Section 11.01(c) shall not be available to any party whose failure to perform any of its obligations under this Agreement (including Merger Subsidiary's failure to purchase shares of IC Common Stock pursuant to the terms and conditions of the Offer) results in the failure of the Offer to be consummated; and provided further that this clause (c) shall not apply if Merger Subsidiary shall have elected to terminate the Offer and proceed with the Merger in accordance with Section 1.04;


          (d) by CN, prior to the earlier of (x) the consummation of the Offer (if the Offer is consummated) or (y) the adoption of this Agreement by the stockholders of IC, if (i) the Board of Directors of IC shall withdraw, modify or change its recommendation of this Agreement, the Merger or the Offer in a manner adverse to CN, it being understood and agreed that a communication by the Board of Directors of IC to the stockholders of IC pursuant to Rule 14d-9(e)(3) of the Exchange Act (or any similar communication to stockholders of IC in connection with the amendment of a tender or exchange offer) shall not be deemed to constitute a withdrawal, modification or change of its recommendation of this Agreement, the Merger or the Offer; (ii) the Board of Directors of IC shall approve or recommend an Acquisition Proposal; or (iii) IC shall have entered into, or shall have publicly announced its intention to enter into, a definitive agreement with respect to an Acquisition Proposal (it being understood and agreed that the delivery of written notice of IC's intention to enter into a definitive agreement with respect to an Acquisition Proposal pursuant to Section 6.03 and any subsequent public announcement of such intention shall not entitle CN to terminate this Agreement pursuant to this paragraph (d) unless IC enters into a definitive agreement with respect to such Acquisition Proposal);

          (e) by IC, prior to the earlier of (x) the consummation of the Offer or (y) the adoption of this Agreement by the stockholders of IC, if the Board of Directors of IC shall have entered into or shall have publicly announced its intention to enter into, a definitive agreement with respect to an Acquisition Proposal, if the Board of Directors concludes in good faith, based on the advice of outside counsel, that such action is reasonably necessary in order for the Board of Directors to act in a manner consistent with the Board's fiduciary duties under applicable law; provided, that the right to terminate this Agreement pursuant to this
     Section 11.01(e) shall not be available to IC unless (x) IC has complied in all material respects with its obligations in Section 6.03 of this Agreement and (y) concurrently with such termination, IC enters into a definitive agreement to effect the Acquisition Proposal referred to herein and complies with its obligations under Section 9.02(b);

          (f) by CN, prior to the earlier of (x) consummation of the Offer (if the Offer is consummated) or (y) the adoption of this Agreement by the stockholders of IC, if any person or group (as defined in Section 13(d)(3) of the Exchange Act) (other than CN, any CN Subsidiary, or an Affiliate thereof) shall have become the beneficial owner (as defined under Rule 13d-3 promulgated under the Exchange Act) of at least 40% of the outstanding shares of IC Common Stock;



          (g) by IC, prior to the earlier of (x) consummation of the Offer or
     (y) the adoption of this Agreement by the stockholders of IC, if CN or Merger Subsidiary shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of the conditions set forth in
     Article 10 and (ii) either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of (x) 10 days after giving of written notice to CN of such breach or (y) the expiration of the Offer (if applicable) (provided that IC shall not have the right to terminate the Agreement if IC is then in breach of its representations, warranties, covenants or other agreements contained in this Agreement);

          (h) by CN, prior to the earlier of (x) consummation of the Offer (if the Offer is consummated) or (y) the adoption of this Agreement by the stockholders of IC, if IC shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of the conditions set forth in
     Article 10 and (ii) either is not reasonably capable of being cured or, if it is reasonably capable of being cured, has not been cured within the earlier of (x) 10 days after giving of written notice to IC of such breach or (y) the expiration of the Offer (if applicable) (provided that CN shall not have the right to terminate the Agreement if CN (or Merger Subsidiary) is then in breach of its representations, warranties, covenants or other agreements contained in this Agreement); and

          (i) by CN or IC if, during any five consecutive trading day period during the period from the commencement of the Offer until the business day prior to the expiration of the Offer the average closing price of the CN Common Stock on the NYSE is less than $38.00; provided that any exercise of the right to terminate pursuant to this Section 11.01(i) with respect to any five consecutive trading day period shall only be effective if notice of such termination is given to the other party prior to the earlier of (i) 72 hours after the close of trading on the fifth such consecutive day and (ii) the expiration date of the Offer.

     The party desiring to terminate this Agreement shall give written notice of such termination to the other party in accordance with Section 12.01.


     SECTION 11.02. Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that (i) the agreements contained in Sections 4.18, 5.16, 9.02, 11.02 and 12.03 and (ii) the prohibition regarding a waiver or change of the condition in paragraph (e) of Annex 1 that is set forth in Section 1.01(a)(iv) shall survive the termination hereof.

                                   ARTICLE 12

                                 MISCELLANEOUS

     SECTION 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

  if to CN or Merger Subsidiary, to:

     Jean Pierre Ouellet, Esq.
     Canadian National Railway Company
     935, rue de la Gauchetiere Ouest
     Montreal, (Quebec) Canada
     Telecopy: (514) 399-3779

     with a copies to:

     Winthrop B. Conrad, Jr., Esq.
     Davis Polk & Wardwell
     450 Lexington Avenue
     New York, New York 10017
     Telecopy: (212) 450-4800

     if to IC, to:

     Ronald A. Lane, Esq.
     Illinois Central Corporation
     455 North Cityfront Plaza Drive
     Chicago, Illinois 60611-5504
     Telecopy: (312) 755-7669


     with a copy to:

     John G. Finley, Esq.
     Simpson Thacher & Bartlett
     425 Lexington Avenue
     New York, New York 10017
     Telecopy: (212) 455-2502

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective (a) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate telecopy confirmation is received or (b) if given by any other means, when delivered at the address specified in this Section.

     SECTION 12.02.  Definitions.  (a) For purposes of this Agreement:

     "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

     "BENEFIT ARRANGEMENT" means any employment, severance or similar contract or arrangement (whether or not written) or any plan, policy, fund, program or contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Employee Plan, (ii) is entered into, maintained, administered or contributed to, by IC or any of its ERISA Affiliates or by CN or any of its ERISA Affiliates, as applicable and (iii) covers any employee or former employee of IC or any IC Subsidiary or of CN or any CN Subsidiary, as applicable.

     "CONTINUING DIRECTORS" means the directors of IC then in office who are neither designated or employed by or otherwise affiliated with CN nor are employees of IC.

     "CONTROL DATE" means the date on which CN is lawfully permitted to assume control over IC's railroad operations pursuant to STB approval or exemption.


     "EMPLOYEE PLAN" means any "employee benefit plan", as defined in Section 3(3) of ERISA, that (i) is subject to any provision of ERISA, (ii) is maintained, administered or contributed to by IC or any of its ERISA Affiliates, or by CN or any of its ERISA Affiliates, as applicable and (iii) covers any employee or former employee of IC or any IC Subsidiary or of CN or any CN Subsidiary, as applicable.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended and the rules and regulations promulgated thereunder.

     "ERISA AFFILIATE" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

     "MATERIAL ADVERSE EFFECT" means, with respect to either CN or IC, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, other than, with respect to any representation or warranty made (or deemed to be made) by such Person, as a result of changes in conditions, including economic, regulatory or political developments, applicable to the United States or Canadian railway industry generally.

     "MULTIEMPLOYER PLAN" means a multiemployer plan, as defined in Section 3(37) of ERISA, which is subject to Section 4022A of ERISA.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "PERSON" means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including, without limitation, a government or political subdivision or any agency or instrumentality thereof.

     "SUBSIDIARY", when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which securities or other ownership interests having ordinary power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.

     "TITLE IV PLAN" means an Employee Plan subject to Title IV of ERISA other than any Multiemployer Plan.

     (b) Each of the following definitions appears on the page set forth opposite the definition:

Agreement.................................................................   1
Acquisition Proposal......................................................  39
Affiliate.................................................................  57
Benefit Arrangement.......................................................  57
IC........................................................................   1
IC 10-K...................................................................  16
IC 10-Q...................................................................  16
IC Balance Sheet..........................................................  17
IC Balance Sheet Date.....................................................  17
IC Common Stock...........................................................   1
IC Disclosure Documents...................................................  17
IC Environmental Permits..................................................  25
IC Options................................................................  10



IC SEC Filings............................................................  16
IC Securities.............................................................  15
IC Subsidiary Securities..................................................  16
CN........................................................................   1
CN 6-K....................................................................  28
CN 40-F...................................................................  27
CN Average Closing Price..................................................   7
CN Average Price..........................................................  10
CN Balance Sheet..........................................................  29
CN Balance Sheet Date.....................................................  29
CN Class A Preferred Stock................................................  27
CN Class B Preferred Stock................................................  27
CN Common Stock...........................................................   7
CN Disclosure Documents...................................................  29
CN Options................................................................  10
CN SEC Filings............................................................  28
CN Securities.............................................................  27
CN Subsidiary Securities..................................................  28
Code......................................................................  10
Confidentiality Agreement.................................................  39
Control Date..............................................................  57
Covered Employees.........................................................  48
Delaware Law..............................................................   3
Effective Time............................................................   6
Employee Plan.............................................................  57
Environmental Laws........................................................  25
ERISA.....................................................................  57
ERISA Affiliate...........................................................  57
Excess Shares.............................................................  10
Exchange Act..............................................................  14
Exchange Agent............................................................   8
Exchange Ratio............................................................   7
Excise Taxes..............................................................  48
Form F-4..................................................................  29
Gross-Up Payment..........................................................  48
Hazardous Substances......................................................  25
HSR Act...................................................................   3
Investment Commitment Agreements..........................................   1
LTIP......................................................................  47
Lien......................................................................  15
Material Adverse Effect...................................................  58
Merger....................................................................   6
Merger Consideration......................................................   7
Merger Subsidiary.........................................................   1


Minimum Condition.........................................................   2
Multiemployer Plan........................................................  58
1998 Bonuses..............................................................  47
1998 Options..............................................................  47
NYSE......................................................................   7
Offer.....................................................................   2
Offer Documents...........................................................   3
Options...................................................................  10
PBGC......................................................................  58
Performance Programs......................................................  47
Person....................................................................  58
Principal CN Subsidiary...................................................  27
Railroad Subsidiaries................................................ Recitals
Real Estate Reorganization................................................  30
Reciprocal Stock Proration Factor.........................................  11
Retention Bonuses.........................................................  47
Rights Plan...............................................................  35
Schedule 14D-9............................................................   4
SEC.......................................................................   3
Securities Act............................................................  12
Security Agreements.......................................................  48
Service Agent.............................................................  63
STB.......................................................................   4
Stock Number..............................................................   7
Stock Proration Factor....................................................   7
Subsidiary................................................................  58
Surviving Corporation.....................................................   6
Takedown..................................................................  46
Title IV Plan.............................................................  58
Unvested 2000 Options.....................................................  47
Voting Trust..............................................................   4
Voting Trust Agreement....................................................   4


     SECTION 12.03. Survival. Subject to Section 11.02, the representations and warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement, except that the covenants and agreements of IC contained in Sections 6.01 and 6.02 and the covenants and agreements of CN contained in Sections 7.06, 8.01, 8.02, 8.03, 8.07 and 9.03 shall survive the Effective Time and shall remain in full force and effect in accordance with their terms.

     SECTION 12.04. Amendments; No Waivers; Continuing Directors. (a) Before or after adoption of this Agreement by the stockholders of IC, any provision of this Agreement may be amended or waived prior to the Control Date if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after the adoption of this Agreement by the stockholders of IC, there shall not be made any amendment that by law requires further approval by the stockholders of IC without the further approval of such stockholders and, provided, further, that no such amendment of this Agreement, the Voting Trust Agreement or any other agreement entered into in connection with this Agreement shall be effected after the closing of the Offer and prior to the Control Date unless there are then in office two or more Continuing Directors and such amendment is approved by a majority of such Continuing Directors, it being understood and agreed that IC and the Board of Directors of IC shall use reasonable best efforts to ensure that, at all times prior to the Control Date, at least two Continuing Directors remain in office.

     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.


     (c) Following consummation of the Offer and prior to the Control Date, any amendment to the certificate of incorporation or by-laws of IC or to this Agreement or to the Voting Trust Agreement, any termination by IC or by IC and CN pursuant to Section 11.01(a) of this Agreement, any waiver of any of IC's rights hereunder (including any waiver or consent required under Section 1.03 hereof), and any other consent or action by the Board of Directors of IC hereunder, shall not be effected unless there are then in office two or more Continuing Directors and such approval is approved by a majority of such Continuing Directors, it being understood and agreed that IC and the Board of Directors of IC shall use commercially reasonable best efforts to ensure that, at all times prior to the Control Date, at least two Continuing Directors remain in office.

     SECTION 12.05. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto except that Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase shares of IC Common Stock pursuant to the Offer but any such transfer or assignment will not relieve Merger Subsidiary of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for shares validly tendered and accepted for payment pursuant to the Offer.

     SECTION 12.06. Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     SECTION 12.07. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

     SECTION 12.08. Entire Agreement; No Third Party Beneficiaries. (a) This Agreement and the agreements referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement.

     (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than
Section 7.06 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons), it being understood and agreed that (i) if any such Person shall institute and prevail in any proceedings against CN in respect of a breach by CN of its covenants and agreements contained in Section 7.06 hereof, CN shall pay the reasonable expenses of such Person (including attorney's fees) incurred in connection with such proceeding to the fullest extent authorized by applicable law and (ii) if any such Person shall institute any proceedings against CN in respect of a breach by CN of its covenants and agreements contained in Section 7.06 hereof where the circumstances underlying the claim for indemnification arose during the period from the date hereof through the Control Date, CN shall be obligated to advance to such Person the reasonable expenses of such Person (including attorney's fees) incurred in connection with such proceeding as such expenses are incurred subject to the obligation of such Person to reimburse such expenses to the CN if such Person does not prevail in such proceedings.

     SECTION 12.09. Submission to Jurisdiction; Waivers. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns shall be brought and determined in any federal court located in the State of Delaware or the Chancery or other Courts of the State of Delaware, and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) the defense of sovereign immunity, (b) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 12.09, (c) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (d) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto further covenants and agrees that each such party shall maintain a duly appointed agent for the service of summonses and other legal processes in the State of Delaware (a "SERVICE AGENT"), unless such party is organized under the laws of the State of Delaware or qualified to do business in the State of Delaware, and will notify the other parties hereto of the name and address of such Service Agent.


     SECTION 12.10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

     SECTION 12.11. Guarantee of Merger Subsidiary. CN unconditionally and irrevocably guarantees the performance by Merger Subsidiary of its obligations set forth in this Agreement.

     SECTION 12.12. Disclosure Schedules. IC and CN agree that, for purposes of the representations and warranties of such parties in this Agreement, any item disclosed in a Schedule shall be deemed to be disclosed in all other Schedules in which the disclosure of such item would be considered responsive.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                         Canadian National Railway Company



                         By: /s/ PAUL TELLIER
                             --------------------------------
                             Name:  Paul Tellier
                             Title: President and
                                    Chief Executive Officer



                         Blackhawk Merger Sub, Inc.



                         By: JEAN PIERRE OUELLET
                             --------------------------------
                             Name:  Jean Pierre Ouellet
                             Title: President and Director



                         Illinois Central Corporation



                         By: GILBERT H. LAMPHERE
                             --------------------------------
                             Name:  Gilbert H. Lamphere
                             Title: Chairman

                                                                         ANNEX I


Notwithstanding any other provision of the Offer, CN and Merger Subsidiary shall not be required to accept for payment or pay for any shares of IC Common Stock, and may terminate the Offer, if (i) by the expiration of the Offer less than 50.1% of the outstanding shares of IC Common Stock (on a fully diluted basis) have been tendered pursuant to the Offer and not withdrawn, (ii) the applicable waiting period (if any) under the HSR Act shall not have expired or been terminated, (iii) the staff of the STB shall not have given CN a favorable informal advisory opinion to the effect that the proposed use of the Voting Trust will preclude unlawful control of IC by CN or (iv) at any time on or after February 10, 1998, and prior to the acceptance for payment of shares, any of the following conditions exist:

     (a) there shall be instituted or pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the making of the Offer, challenging or seeking to make illegal the Voting Trust, the acceptance for payment of or payment for some of or all the shares of IC Common Stock by CN or the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Offer or the Merger (including the Voting Trust), (ii) except for the Voting Trust, seeking to restrain or prohibit CN's ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of IC and its Subsidiaries, taken as a whole, or of CN and its Subsidiaries, taken as a whole, or to compel CN or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of IC and its Subsidiaries, taken as a whole, or of CN and its Subsidiaries, taken as a whole, (iii) except for the Voting Trust, seeking to impose or confirm material limitations on the ability of CN or any of its Subsidiaries or Affiliates effectively to exercise full rights of ownership of the IC Common Stock , including, without limitation, the right to vote any shares of such stock acquired or owned by CN or any of its Subsidiaries or Affiliates on all matters properly presented to the stockholders of IC, or (iv) seeking to require divestiture by CN or any of its Subsidiaries or Affiliates of any such shares; or


     (b) there shall be any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger (including the Voting Trust), by any court, government or governmental authority or agency, domestic or foreign (other than (i) the application of the waiting period provisions of the HSR Act to the Offer or the Merger and (ii) the waiting period prior to receipt of STB approval or exemption with respect to the exercise of control by CN over the Railroad Subsidiaries), would reasonably be likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

     (c) any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of IC or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect with respect to IC, or

     (d) IC shall have breached or failed to perform in any material respect any of its covenants or agreements under the Merger Agreement, or any of the representations and warranties of IC set forth in the Merger Agreement shall not be true in any material respect when made or at any time prior to consummation of the Offer as if made at and as of such time (unless such representation or warranty is made only as of a specific date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality or "material adverse effect") does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

     (e) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the sole judgment of CN in any such case, and regardless of the circumstances (including any action or omission by CN) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

                                                                       EXHIBIT A


                        [Form of Voting Trust Agreement]

                                                                       EXHIBIT A


     THIS VOTING TRUST AGREEMENT, dated as of [_________ ___], 1998, by and among Canadian National Railway Company, a Canadian corporation ("PARENT"), Blackhawk Merger Sub, Inc. a Delaware corporation and an indirect wholly owned subsidiary of Parent ("MERGER SUBSIDIARY") and [______________], a [____________] [corporation] (the "TRUSTEE"),

                              W I T N E S S E T H:

     WHEREAS, it is intended that Merger Subsidiary will commence and complete a
cash tender offer (the "OFFER") for up to an aggregate of [   ] outstanding
shares of common stock ("SHARES") of Illinois Central Corporation, a Delaware corporation (the "COMPANY") to be followed by a merger of Merger Subsidiary with and into the Company (the "MERGER") pursuant to, and upon the terms and conditions set forth in, the Agreement and Plan of Merger dated as of February 10, 1998 among the Company, Parent and Merger Subsidiary, as it may be amended from time to time (the "MERGER AGREEMENT") (a copy of which is attached hereto as Exhibit A);

     WHEREAS, it is intended that the consummation of the Merger will occur prior to any issuance by the Surface Transportation Board (the "STB") of any required approval for, or exemption of, Parent's control of the Company;


     WHEREAS, Parent and Merger Subsidiary intend, simultaneously with the acquisition of the Shares of the Company pursuant to the Offer and pursuant to the Merger (the corporation surviving the Merger also referred to herein as the "COMPANY"), to cause the deposit of such shares in an independent, irrevocable voting trust, pursuant to the rules of the STB, in order to avoid any allegation or assertion that Parent or any of its affiliates is controlling or has the power to control the Company prior to the receipt of any required STB approval or exemption;

     WHEREAS, neither the Trustee nor any of its affiliates has any officers or board members in common or any direct or indirect business arrangements or dealings (as described in Paragraph 9 hereof) with Parent or any of its affiliates; and

     WHEREAS, the Trustee is willing to act as voting trustee pursuant to the terms of this Trust Agreement and the rules of the STB,

     NOW, THEREFORE, the parties hereto agree as follows:

     1. Parent and Merger Subsidiary hereby appoint [________________] as Trustee hereunder, and [_____________] hereby accepts said appointment and agrees to act as Trustee under this Trust Agreement as provided herein.

     2. Parent and Merger Subsidiary agree that, prior to acceptance of any tendered Shares pursuant to the Offer, Merger Subsidiary will direct the depositary for the offer to transfer to the Trustee any Shares accepted for payment pursuant to the Offer. Parent and Merger Subsidiary also agree that immediately upon receipt, acquisition or purchase by either of them or by any of their affiliates of any additional Shares, or any other voting securities of the Company, it will transfer or cause to be transferred to the Trustee the certificate or certificates representing such additional Shares or other securities. Parent also agrees that, simultaneously with the effectiveness of the Merger, Parent will cause the transfer to the Trustee of the certificate or certificates representing 100 percent of the issued and outstanding shares of the Company, as the corporation surviving the Merger. All such certificates shall be duly endorsed or accompanied by proper instruments duly executed for transfer thereof to the Trustee, and shall be exchanged for one or more Voting Trust Certificates substantially in the form attached hereto as Attachment A (the "TRUST CERTIFICATES"), with the blanks therein appropriately filled. All Shares at any time delivered to the Trustee hereunder are hereinafter called the "COMPANY TRUST STOCK." The Trustee shall present to the Company all certificates representing Company Trust Stock for surrender and cancellation and for the issuance and delivery to the Trustee of new certificates (the "TRUST STOCK") registered in the name of the Trustee or its nominee.


     3. The Trustee shall be present, in person or represented by proxy, at all annual and special meetings of shareholders of the Company so that all Trust Stock may be counted for the purposes of determining the presence of a quorum at such meetings. The Trustee shall be entitled and it shall be its duty to exercise any and all voting rights in respect of the Trust Stock either in person or by proxy or consent, as hereinafter provided, unless otherwise directed by an order of the STB or a court of competent jurisdiction. Parent and Merger Subsidiary agree, and the Trustee acknowledges, that the Trustee shall not participate in or interfere with the management of the Company and shall take no other actions with respect to the Company except in accordance with the terms hereof. The Trustee shall exercise all voting rights in respect of the Trust Stock in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of, the acquisition of the Company by Parent and Merger Subsidiary pursuant to the Merger Agreement and, without limiting the generality of the foregoing, if there shall be with respect to the Board of Directors of the Company an "ELECTION CONTEST" as defined in the Proxy Rules of the Securities and Exchange Commission (the "SEC"), in which one slate of nominees shall support the effectuation of the Merger and another oppose it, in favor of the slate supporting the effectuation of the Merger. In addition, for so long as the Merger Agreement is in effect, the Trustee shall vote all shares of Trust Stock to cause any other proposed merger, business combination or similar transaction (including, without limitation, any consolidation, sale of all or substantially all the assets, reorganization, recapitalization, liquidation or winding up of or by the Company) involving the Company, but not involving Parent or one of its affiliates (other than in connection with a disposition pursuant to paragraph
8), not to be effected. The Trustee shall vote all shares of Trust Stock in favor of any proposal or action necessary or desirable to dispose of Trust Stock in accordance with Paragraph 8 hereof. Except as otherwise expressly provided in the three immediately preceding sentences, the Trustee shall vote all shares of Trust Stock with respect to all matters, including, without limitation, the election or removal of directors, voted on by the shareholders of the Company (whether at a regular or special meeting or pursuant to a unanimous written consent) in the Trustee's sole discretion, having due regard for the interests of the holders of the Trust Certificates as investors in the Company, determined without reference to such holders' interests in railroads other than the Company or its subsidiaries; provided that the Trustee shall not vote the Trust Stock in favor of taking or doing any act which would violate any provision of the Merger Agreement or impede the Company's performance thereunder or which if taken or done prior to the consummation of the Merger would have been a violation of the Merger Agreement. Notwithstanding the foregoing provisions of this Paragraph 3 or any other provision of this Agreement, the registered holder of a Trust Certificate may at any time -- but only with the prior written approval of the STB -- instruct the Trustee in writing to vote the Trust Stock represented by such Trust Certificate in any manner, in which case the Trustee shall vote such shares in accordance with such instructions. In exercising its voting rights in accordance with this Paragraph 3, the Trustee shall take such actions at all annual, special or other meetings of stockholders of the Company or in connection with any action by consent in lieu of a meeting.

     4. This Trust Agreement and the nomination of the Trustee during the term of the trust shall be irrevocable by Parent and its affiliates and shall terminate only in accordance with the provisions of Paragraphs 8 and 14 hereof.


     5. Subject to Paragraph 3, the Trustee shall not exercise the voting powers of the Trust Stock in any way so as to create any dependence or intercorporate relationship between (i) Parent and its affiliates, on the one hand, and (ii) the Company or its affiliates, on the other hand. The term "AFFILIATE" or "AFFILIATES" wherever used in this Trust Agreement shall have the meaning specified in Section 11323(c) of Title 49 of the United States Code, as amended. The Trustee shall not, without the prior approval of the STB, vote the Trust Stock to elect any officer, director, nominee or representative of Parent or any of its affiliates as an officer or director of the Company or of any affiliate of the Company. The Trustee shall be kept informed respecting the business operations of the Company by means of the financial statements and other public disclosure documents periodically filed by the Company and affiliates of the Company with the SEC and with the STB, and by means of information respecting the Company contained in such statements and other documents filed by Parent with the SEC and the STB, copies of which shall be promptly furnished to the Trustee by the Company or Parent, as the case may be, and the Trustee shall be fully protected in relying upon such information. The Trustee shall not be liable for any mistakes of fact or law or any error of judgment, or for any act or omission, except as a result of the Trustee's willful misconduct or gross negligence.

     6. All Trust Certificates shall be transferable on the books of the Trustee by the registered holder upon the surrender thereof properly assigned, in accordance with rules from time to time established for the purpose by the Trustee. Until so transferred, the Trustee may treat the registered holder as owner for all purposes. Each transferee of a Trust Certificate issued hereunder shall, by his acceptance thereof, assent to and become a party to this Trust Agreement, and shall assume all attendant rights and obligations.

     7. Pending the termination of this Trust as hereinafter provided, the Trustee shall, immediately following the receipt of each cash dividend or cash distribution as may be declared and paid upon the Trust Stock, pay the same over to or as directed by the registered holder(s) of Trust Certificates hereunder as then known to the Trustee. The Trustee shall receive and hold dividends and distributions other than cash upon the same terms and conditions as the Trust Stock and shall issue Trust Certificates representing any new or additional securities that may be paid as dividends upon the Trust Stock or otherwise distributed upon the Trust Stock to the registered holder(s) of Trust Certificates in proportion to their respective interests.

     8. (a) This Trust is accepted by the Trustee subject to the right hereby reserved in Parent at any time to sell or make any other disposition of the whole or any part of the Trust Stock, whether or not an event described in subparagraph (b) below has occurred. The Trustee shall take all actions reasonably requested by Parent with respect to (including, without limitation, exercising all voting rights in respect of Trust Stock in favor of any proposal or action necessary or desirable to effect, or consistent with the effectuation of) any proposed sale or other disposition of the whole or any part of the Trust Stock by Parent. The Trustee shall at any time upon the receipt of a direction from Parent signed by its President or one of its Vice Presidents and under its corporate seal designating the person or entity to whom Parent has directly or indirectly sold or otherwise disposed of the whole or any part of the Trust Stock and certifying that such person or entity is not an affiliate of Parent and has all necessary regulatory authority, if any be required, to purchase the Trust Stock (upon which certification the Trustee shall be entitled to rely), immediately transfer to the person or entity therein named all the Trustee's right, title and interest in such amount of the Trust Stock as may be set forth in said direction. If the foregoing direction shall specify all of the Trust Stock, then following transfer of the Trustee's right, title and interest therein, and in the event of a sale thereof, upon delivery to or upon the order of the registered holder(s) of the Trust Certificates of the proceeds of such sale, this Trust shall cease and come to an end. If the foregoing direction is as to only a part of the Trust Stock, then this Trust shall cease as to said part upon such transfer, and distribution of the net proceeds therefrom in the event of sale, but shall remain in full force and effect as to the remaining part of the Trust Stock.
In the event of a direct or indirect sale of Trust Stock by Parent, the Trustee shall, to the extent the consideration therefor is payable to or controllable by the Trustee, promptly pay, or cause to be paid upon the order of Parent the net proceeds of such sale on a pro rata basis to the registered holder(s) of the Trust Certificates. It is the intention of this paragraph that no violations of 49 U.S.C. section 11323 will result from a termination of this Trust.


     (b) In the event the STB Approval (as defined below) shall have been granted, then immediately upon the direction of Parent and the delivery of a certified copy of such order of the STB or other governmental authority with respect thereof, or, in the event that Subtitle IV of Title 49 of the United States Code, or other controlling law, is amended to allow Parent or its affiliates to acquire control of the Company without obtaining STB or other governmental approval, upon delivery of an opinion of independent counsel selected by the Trustee that no order of the STB or other governmental authority is required, the Trustee shall either (i) transfer to or upon the order of the registered holder(s) of Trust Certificates hereunder as then known to the Trustee, its right, title and interest in and to all of the Trust Stock then held by it in accordance with the terms, conditions and agreements of this Trust Agreement and not theretofore transferred by it as provided in subparagraph (a) hereof, or (ii) if shareholder approval of the Merger has not previously been obtained, vote the Trust Stock with respect to the Merger or any other merger between the Company and Merger Subsidiary or any other affiliate of Parent as directed by the registered holder(s) of the Trust Certificates; and upon any such transfer or merger this Trust shall cease and come to an end.

     (c) In the event that there shall have been an STB Denial (as defined below), Parent shall use its best efforts to sell the Trust Stock to one or more eligible purchasers, or otherwise to dispose of the Trust Stock, during a period of two years after such STB Denial or such extension of that period as the STB shall approve. Any such disposition shall be subject to any jurisdiction of the STB to oversee Parent's divestiture of Trust Stock. At all times, the Trustee shall continue to perform its duties under this Trust Agreement and, should Parent be unsuccessful in its efforts to sell or distribute the Trust Stock during the period referred to, the Trustee shall as soon as practicable sell the Trust Stock for cash to one or more eligible purchasers in such manner and for such price as the Trustee in its discretion shall deem reasonable after consultation with the Parent. (An "ELIGIBLE PURCHASER" hereunder shall be a person or entity that is not affiliated with the Parent and which has all necessary regulatory authority, if any be required, to purchase the Trust Stock.) Parent agrees to cooperate with the Trustee in effecting such disposition, and the Trustee agrees to act in accordance with any direction made by Parent as to any specific terms or method of disposition, to the extent not inconsistent with the requirements of the terms of any STB or court order. The proceeds of the sale shall be distributed on a pro rata basis to or upon the order of the registered holder(s) of the Trust Certificates hereunder as then known to the Trustee. The Trustee may, in its reasonable discretion, require the surrender to it of the Trust Certificates hereunder before paying to the holder his share of the proceeds. Upon disposition of the Trust Stock pursuant to this Paragraph 8(c), this Trust shall cease and come to an end.

     (d) Unless sooner terminated pursuant to any other provision herein contained, this Trust Agreement shall terminate on ______________ ___, [2003], and may be extended by the parties hereto, so long as no violation of 49 U.S.C.
section 11323 will result from such termination or extension. All Trust Stock and any other property held by the Trustee hereunder upon such termination shall be distributed on a pro rata basis to or upon the order of the registered holder(s) of Trust Certificates hereunder as then known to the Trustee. The Trustee may, in its reasonable discretion, require the surrender to it of the Trust Certificates hereunder before the release or transfer of the stock interests evidenced thereby.

     (e) The Trustee shall promptly inform the STB of any transfer or disposition of Trust Stock pursuant to this Paragraph 8.

     (f) Except as provided in this Paragraph 8, the Trustee shall not dispose of, or in any way encumber, the Trust Stock.

     (g) Notwithstanding the foregoing, if the STB issues a declaratory order that the termination of the Trust will not cause Parent or its affiliates to have control of the Company, the Trustee shall transfer on a pro rata basis to or upon the order of the registered holder(s) of Trust Certificates hereunder as then known to the Trustee, its right, title and interest in and to all of the Trust Stock then held by it in accordance with the terms and conditions of this Trust Agreement and not theretofore transferred by it as provided in subparagraph (a) hereof, and this Trust shall cease and come to an end. The Trustee may, in its reasonable discretion, require the surrender to it of the Trust Certificates hereunder before the release or transfer of the stock interests evidenced thereby.

     (h) As used in this Paragraph 8, the terms "STB APPROVAL" and "STB DENIAL" shall have the following meanings:

     "STB APPROVAL" means the issuance by the STB of a decision, which decision shall become effective and which decision shall not have been stayed or enjoined, that (A) constitutes a final agency action approving, exempting or otherwise authorizing the acquisition of control over the Company's railroad operations by Parent and its affiliates, without the imposition of conditions that Parent, by written notice to the Trustee, has deemed to be unacceptable, and (B) does not require any change in the consideration paid or to be paid pursuant to the Merger Agreement or other material provisions thereof, unless Parent, by written notice to the Trustee, has determined any such change to be acceptable to Parent.

     "STB DENIAL" means (i) STB Approval shall not have been obtained by December 31, [2000] or (ii) the STB shall have, by an order which shall have become final and no longer subject to review by the courts, refused to approve the control referred to in clause (A) of the definition of STB Approval.

     9. Neither the Trustee nor any affiliate of the Trustee may have (i) any officers, or members of their respective boards or directors, in common with Parent or any of its affiliates, or (ii) any direct or indirect business arrangements or dealings, financial or otherwise, with Parent or any of its affiliates, other than dealings pertaining to establishment and carrying out of this Trust. Mere investment in the stock or securities of Parent or any of its affiliates by the Trustee, short of obtaining a controlling interest, will not be considered a proscribed business arrangement or dealing, but in no event shall any such investment by the Trustee in voting securities of Parent or its affiliates exceed 5 percent of their outstanding voting securities; and in no event shall the Trustee hold a proportion of such voting securities so substantial as to permit the Trustee in any way to control or direct the affairs of Parent or its affiliates. Neither Parent nor its affiliates shall purchase the stock or securities of the Trustee or any affiliate of the Trustee.

     10. The Trustee shall be entitled to receive reasonable and customary compensation for all services rendered by it as Trustee under the terms hereof, and said compensation to the Trustee, together with all counsel fees, taxes, or other expenses reasonably incurred hereunder, shall be promptly paid by Parent.

     11. The Trustee may at any time or from time to time appoint an agent or agents and may delegate to such agent or agents the performance of any administrative duty of the Trustee and be entitled to reimbursement for the fees and expenses of such agents.

     12. The Trustee shall not be answerable for the default or misconduct of any agent or attorney appointed by it in pursuance hereof if such agent or attorney shall have been selected with reasonable care. The duties and responsibilities of the Trustee shall be limited to those expressly set forth in this Trust Agreement. The Trustee shall be fully protected by acting in reliance upon any notice, advice, direction or other document or signature believed by the Trustee to be genuine. The Trustee shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of the Trust Stock, or of any other documents, or of any endorsement thereon, or for any lack of endorsement thereon, or for any description therein, nor shall the Trustee be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver any such Trust Stock or other document or endorsement or this Trust Agreement, except for the execution and delivery of this Trust Agreement by this Trustee. The Parent agrees that it will at all times protect, indemnify and save harmless the Trustee from any loss, damages, liability, cost or expense of any kind or character whatsoever in connection with this Trust, except those, if any, resulting from the gross negligence or willful misconduct of the Trustee, and will at all times undertake, assume full responsibility for, and pay on a current basis, but at least quarterly, all cost and expense of any suit or litigation of any character, whether or not involving a third party, including any proceedings before the STB, with respect to the Trust Stock or this Trust Agreement, and if the Trustee shall be made a party thereto, or be the subject of any investigation or proceeding (whether formal or informal), the Parent will pay all costs, damages and expenses, including reasonable counsel fees, to which the Trustee may be subject by reason thereof; provided, however, that Parent shall not be responsible for the cost and expense of any suit that the Trustee shall settle without first obtaining Parent's written consent. The indemnification obligations of Parent shall survive any termination of this Trust Agreement or the removal, resignation or other replacement of the Trustee. The Trustee may consult with counsel selected by it and the opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or omitted or suffered by the Trustee hereunder in good faith and in accordance with such opinion.

     13. To the extent requested to do so by Parent, Merger Subsidiary or any registered holder of a Trust Certificate, the Trustee shall furnish to the party making such request full information with respect to (i) all property theretofore delivered to it as Trustee, (ii) all property then held by it as Trustee, and (iii) all action theretofore taken by it as Trustee.

     14. The Trustee, or any trustee hereafter appointed, may at any time resign by giving sixty days' written notice of resignation to Parent, Merger Subsidiary and the STB. Parent shall at least fifteen days prior to the effective date of such notice appoint a successor trustee which shall (i) satisfy the requirements of Paragraph 9 hereof and (ii) be a corporation organized and doing business under the laws of the United States or of any State thereof and authorized under such laws to exercise corporate trust powers, having a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal or state authority. If no successor trustee shall have been appointed and shall have accepted appointment at least fifteen days prior to the effective date of such notice of resignation, the resigning Trustee may petition any authority or court of competent jurisdiction for the appointment of a successor trustee. Upon written assumption by the successor trustee of the Trustee=s powers and duties hereunder a copy of the assumption shall be delivered by the Trustee to Parent and to Merger Subsidiary, and the STB and all registered holders of Trust Certificates shall be notified of such assumption, whereupon the Trustee shall be discharged of its powers and duties hereunder and the successor trustee shall become vested therewith. In the event of any material violation by the Trustee of the terms and conditions of this Trust Agreement, the Trustee shall become disqualified from acting as trustee hereunder as soon as a successor trustee shall have been selected in the manner provided by this paragraph.

     15. This Trust Agreement may from time to time be modified or amended by agreement executed by the Trustee, Parent, (prior to the Merger) Merger Subsidiary and the registered holder(s) of the Trust Certificates (i) pursuant to an order of the STB, (ii) with the prior approval of the STB, (iii) in order to comply with any order of the STB, or (iv) upon receipt of an opinion of counsel satisfactory to the Trustee and the registered holder(s) of Trust Certificates that an order of the STB approving such modification or amendment is not required and that the amendment is authorized under the Merger Agreement and is consistent with the regulations of the STB regarding voting trusts.

     16. The provisions of this Trust Agreement and the rights and obligations of the parties hereunder shall be governed by the laws of the State of

Delaware, except that, to the extent any provision hereof may be found inconsistent with the ICC Termination Act of 1995 or regulation promulgated thereunder by the STB, such Act and regulations shall control and such provision hereof shall be given effect only to the extent permitted by such Act and regulations. In the event that the STB shall, at any time hereafter by final order, find that compliance with law requires any other or different action by the Trustee than is provided herein, the Trustee shall act in accordance with such final order instead of the provisions of this Trust Agreement.

     17. This Trust Agreement is executed in three counterparts, each of which shall constitute an original, and one of which shall be retained by Parent, one by Merger Subsidiary, and the other by the Trustee.

     18. A copy of this Agreement and any amendments or modifications thereto shall be filed with the STB by Parent.

     19. This Trust Agreement shall be binding upon the successors and assigns to the parties hereto, including without limitation successors to Parent by merger, consolidation or otherwise.

     20. For purposes of this Trust Agreement, the term "SURFACE
TRANSPORTATION BOARD" or "STB", includes any successor agency or governmental department that is authorized to carry out the responsibilities now carried out by the STB with respect to voting trusts and control of common carriers.

     21. (a) Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by U.S. mail, certified mail, return receipt requested or by Federal Express, Express Mail, or similar overnight delivery or courier service or delivered (in person or by telecopy) against receipt to the party to whom it is to be given at the address of such party set forth below (or to such other address as the party shall have given notice of):

     To the Trustee:                         [______________________]
                                             [Address]
                                             Attention:  [Title]

     To Parent and (prior to the Merger)
     Merger Subsidiary:                      Canadian National Railway
     Company
                                             [Address]
                                             Attention:  [Title]

     (b) Unless otherwise specifically provided herein, any notice to or communication with the registered holder(s) of the Trust Certificates hereunder shall be deemed to be sufficiently given or made if enclosed in postpaid envelopes (regular not registered mail) addressed to such holders at their respective addresses appearing on the Trustee's transfer books, and deposited in any post office or post office box. The addresses of the holders of Trust Certificates, as shown on the Trustee's transfer books, shall in all cases be deemed to be the addresses of Trust Certificate holders for all purposes under this Trust Agreement, without regard to what other or different addresses the Trustee may have for any Trust Certificate holder on any other books or records of the Trustee. Every notice so given of mailing shall be the date such notice is deemed given for all purposes.

     22. Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (a) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (b) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court sitting in Wilmington, Delaware. Each party hereto consents to personal jurisdiction in any such action brought in any state or federal court sitting in Wilmington, Delaware.

     IN WITNESS WHEREOF, Canadian National Railway Company and Blackhawk Merger
Sub, Inc. have caused this Trust Agreement to be executed by their [        ]
and [        ], respectively, and their corporate seals to be affixed, attested
by their [        ] and [        ], respectively, and [        ] has caused this
Trust Agreement to be executed by one of its duly authorized corporate officers and its corporate seal to be affixed, attested to by its Corporate Secretary or one of its Assistant Corporate Secretaries, the day and year first above written.


Attest:                            Canadian National Railway Company


                                   By
---------------------------          -------------------------------
                                     (Title)


Attest:                            Blackhawk Merger Sub, Inc.


                                   By
---------------------------          -------------------------------
                                     (Title)


Attest:                            [Trustee]


                                   By
----------------------------         -------------------------------
                                     (Title)


                                                                    ATTACHMENT A
                                                       TO VOTING TRUST AGREEMENT

No.                                                                       Shares

                            VOTING TRUST CERTIFICATE

                                      for

                                  COMMON STOCK

                           $0.001 PER SHARE PAR VALUE

                                       of

                           BLACKHAWK MERGER SUB, INC.

              INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE

     THIS IS TO CERTIFY that                will be entitled, on the surrender
of this Certificate, to receive on the termination of the Voting Trust Agreement hereinafter referred to, or otherwise as provided in Paragraph 7 of said Voting Trust Agreement, (i) a certificate or certificates, as the case may be, for [______] shares of the Common Stock, $0.001 per share par value, of Blackhawk Merger Sub, Inc., a Delaware corporation (the "COMPANY"). This Certificate is issued pursuant to, and the rights of the holder hereof are subject to and limited by, the terms of a Voting Trust Agreement, dated as of __________ ___, 1997, executed by Canadian National Railway Company, a Canadian corporation, Merger Subsidiary, a Delaware corporation and [__________________], as Voting Trustee, a copy of which Voting Trust Agreement is on file in the registered office of Merger Subsidiary at [The Corporation Trust Co., 100 West Tenth Street, Wilmington, Delaware 19801], and open to inspection of any stockholder of the Company and the holder hereof. The Voting Trust Agreement, unless earlier terminated (or extended) pursuant to the terms thereof, will terminate on _________ ___, [2002], so long as no violation of 49 U.S.C. section 11323 will result from such termination.

     The holder of this Certificate shall be entitled to the benefits of said Voting Trust Agreement, including the right to receive payment equal to the cash dividends, if any, paid by the Company with respect to the number of shares represented by this Certificate.

     This Certificate shall be transferable only on the books of the undersigned Voting Trustee or any successor, to be kept by it, on surrender hereof by the registered holder in person or by attorney duly authorized in accordance with the provisions of said Voting Trust Agreement, and until so transferred, the Voting Trustee may treat the registered holder as the owner of this Voting Trust Certificate for all purposes whatsoever, unaffected by any notice to the contrary.

     By accepting this Certificate, the holder hereof assents to all the provisions of, and becomes a party to, said Voting Trust Agreement.

     IN WITNESS WHEREOF, the Voting Trustee has caused this Certificate to be signed by its officer duly authorized.

Dated:

                                            By_________________________________
                                              Authorized Officer

                   [FORM OF BACK OF VOTING TRUST CERTIFICATE]

FOR VALUE RECEIVED ___________________________________________ hereby sells, assigns, and transfers unto _________________________________ the within Voting Trust Certificate and all rights and interests represented thereby, and does hereby irrevocably constitute and appoint ________________________ Attorney to transfer said Voting Trust Certificate on the books of the within mentioned Voting Trust Certificate on the books of the within mentioned Voting Trustee, with full power of substitution in the premises.


                                             _______________________________




Dated:

In the Presence of:



_________________________________

                                                                       EXHIBIT B


            [Certificate of Incorporation of Surviving Corporation]

                                                     EXHIBIT B



                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          ILLINOIS CENTRAL CORPORATION

                      (AS AMENDED THROUGH ______ __, 1998)


                                  ARTICLE ONE

     NAME.  The name of the Corporation is Illinois Central Corporation.

                                  ARTICLE TWO

     REGISTERED AGENT. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                 ARTICLE THREE

     PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware.

                                  ARTICLE FOUR

     A. SHARES. The total number of shares of stock which the Corporation shall have authority to issue is 100 shares of common stock and the par value of each share is $1.00, amounting in the aggregate to $100.

     B. POWERS, PREFERENCES AND RIGHTS OF COMMON STOCK. The powers, preferences and rights of the shares of common stock and the qualifications, limitations or restrictions thereof, are set forth below.

            1. Dividends. The holders of outstanding shares of common stock shall be entitled to share equally and ratably with all other holders of shares of common stock then outstanding in any dividends or distributions declared on outstanding shares of common stock, when, as and if any such dividends or distributions are declared by the Corporation's Board of Directors from funds legally available therefor.

            2. Liquidation, etc. The holders of outstanding shares of common stock shall be entitled to share equally and ratably with all other holders of shares of common stock then outstanding in the assets of the Corporation to be distributed among the holders of shares of the common stock upon any liquidation or winding up of the Corporation, whether voluntary or involuntary; and

            3. Voting Rights. Each holder of common stock shall be entitled to vote for the election and removal of the directors of the Corporation and on all other matters on which stockholders are entitled to vote under the General Law of the State of Delaware and shall have one vote for each share of common stock held of record.

                                  ARTICLE FIVE

     The Board of directors shall have the power to adopt, amend or repeal the by-laws of the Corporation.

                                  ARTICLE SIX

     ELECTION OF DIRECTORS. A. The number of directors of the corporation shall be fixed by, or in the manner provided in, the by-laws but shall not be less than three nor more than ten. The directors shall be elected at the annual meeting of the stockholders, except as provided in Paragraph B herein, and each director so elected shall serve until his successor has been duly elected and qualified, unless he shall cease to serve by reason of death, resignation or other cause.

     B. Newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation or other cause may be filled only by a majority vote of the directors then in office, though less than a quorum, or a sole remaining director. Any director so chosen shall hold office until his successor is elected and qualified, or until his earlier death, resignation or removal.

                                 ARTICLE SEVEN

                  LIABILITY AND INDEMNIFICATION OF DIRECTORS.

     A. 1. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or
(iv) for any transaction under which a director derived an improper personal benefit.

     2. If the General Corporation Law of the State of Delaware is hereafter amended to further eliminate or limit the liability of a director of a corporation, then a director of the Corporation, in addition to the circumstances set forth herein, shall not be liable to the fullest extent permitted by the General Corporation Law of the State of Delaware as so amended.

     B. 1. Each person who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by applicable law. The right to indemnification conferred in this Article Seven shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by applicable law. The right to indemnification conferred in this Article Seven shall be a contract right.

     2. The Corporation shall determine the right of any person to receive indemnification as provided hereunder in accordance with the provisions of applicable law.

     3. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any person who is or was a director, officer, employee or agent of the Corporation or who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss incurred by such person in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under applicable law.

     C. The rights and authority conferred in this Article Seven shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Restated Certificate of Incorporation or the by-laws of the Corporation, agreement, vote of stockholders or disinterested directors or otherwise.

     D. Neither the amendment nor repeal of this Article Seven, nor the adoption of any provision of this Restated Certificate of Incorporation or the by-laws of the Corporation or of any statute inconsistent with this Article Seven, shall eliminate or reduce the effect of this Article Seven in respect of any acts or omissions occurring prior to such amendment, repeal or adoption of an inconsistent provision.

                                 ARTICLE EIGHT

     RESERVED RIGHTS. The corporation reserves the right to further amend this Restated Certificate of Incorporation in any manner permitted by the General Corporation Law of the State of Delaware, as amended from time to time, and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

                                                                       EXHIBIT C


                       [Bylaws of Surviving Corporation]

                                                        EXHIBIT C



                          Amended and Restated By-Laws

                                       of

                          ILLINOIS CENTRAL CORPORATION

                   As Amended and Restated ________ __, 1998


                                   ARTICLE 1

                                    OFFICES

     SECTION 1.01. Registered Office in Delaware. The registered office of Illinois Central Corporation (hereinafter called the "Corporation") in the State of Delaware shall be in the City of Wilmington, County of New Castle, and the registered agent in charge thereof shall be The Corporation Trust Company.

     SECTION 1.02. Other Offices. The Corporation may have such other offices in such places, either within or without the State of Delaware, as the Board of Directors may from time to time determine or the business of the Corporation may require.

                                   ARTICLE 2

       MEETINGS OF STOCKHOLDERS; STOCKHOLDERS' CONSENT IN LIEU OF MEETING

     SECTION 2.01. Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of suchother business as may properly come before the meeting shall be held at such place within or without the State of Delaware, and at such date and hour, as shall be designated by the Board of Directors.

     SECTION 2.02. Special Meetings. A special meeting of stockholders, for any purpose or purposes, may be called at any time by any member of the Board of Directors or by the President of the Corporation. Any such meeting shall be held at such place within or without the State of Delaware, and at such date and hour, as shall be designated in the notice of such meeting.

     SECTION 2.03. Notice of Meetings. Unless waived in writing by the stockholder of record or unless such stockholder is represented thereat in person or by proxy, each stockholder of record shall be given written notice of each meeting of stockholders, which notice shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Such notice shall be given at least ten days before the date fixed for such meeting.

     SECTION 2.04. Quorum. At each meeting of stockholders, the holders of record of a majority of the issued and outstanding stock of the Corporation entitled to vote at such meeting, present in person or by proxy, shall constitute a quorum for the transaction of business, except where otherwise provided by law, the Certificate of Incorporation or these By-Laws. In the absence of a quorum, any officer entitled to preside at, or act as secretary of, such meeting shall have the power to adjourn the meeting from time to time until a quorum shall be constituted. At any such adjourned meeting at which a quorum shall be present any business may be transacted which might have been transacted at the meeting as originally called, but only those stockholders entitled to vote at the meeting as originally noticed shall be entitled to vote at any adjournment or adjournments thereof.

     SECTION 2.05. Voting. Except as otherwise provided in the Certificate of Incorporation, at every meeting of stockholders each holder of record of the issued and outstanding stock of the Corporation entitled to vote thereat shall be entitled to one vote, in person or by proxy, for each share of stock held by such stockholder. Shares of capital stock of the Corporation belonging to the Corporation directly or indirectly shall not be voted directly or indirectly. At all meetings of stockholders, a quorum being present, all matters shall be decided by majority vote of the shares of stock entitled to vote thereat, except as otherwise required by the laws of the State of Delaware. Unless demanded by a stockholder of the Corporation present in person or by proxy at any meeting of stockholders and entitled to vote thereat or so directed by the chairman of the meeting or required by the laws of the State of Delaware, the vote thereat on any question need not be by ballot. On a vote by ballot, each ballot shall be signed by the stockholder voting, or in his name by his proxy, if there be such proxy, and shall state the number of shares voted by him and the number of votes to which each share is entitled.

     SECTION 2.06. Stockholders' Consent in Lieu of Meeting SECTION 2.06. Stockholders' Consent in Lieu of Meeting. Any corporate action requiring a vote of stockholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Such writing or writings shall be filed with the minutes of stockholders' meetings and prompt notice of the taking of any such action without a meeting by less than unanimous written consent shall be given to those stockholders who have not so consented in writing.

                                   ARTICLE 3

                               BOARD OF DIRECTORS

     SECTION 3.01. General Powers. The property, business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.


     SECTION 3.02. Number and Term of Holding Office. The number of directors which shall constitute the whole Board of Directors shall be such number not fewer than one nor more than ten as shall from time to time be fixed by the Board of Directors or the stockholders. Each of the directors of the Corporation shall hold office until the annual meeting next after his election and until his successor shall be elected and shall qualify or until his earlier death or resignation or removal in the manner hereinafter provided.

     SECTION 3.03. Organization and Order of Business. At each meeting of the Board of Directors, any director chosen by a majority of the directors present thereat shall act as chairman of the meeting and preside thereat. The Secretary of the Corporation or, in the case of his absence, any person whom the chairman shall appoint, shall act as secretary of such meeting and keep the minutes thereof.

     SECTION 3.04. Resignations. Any director may resign at any time by giving written notice of his resignation to the President or the Secretary of the Corporation. Any such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, then it shall take effect when accepted by action of the Board of Directors. Except as aforesaid, the acceptance of such resignation shall not be necessary to make it effective.

     SECTION 3.05. Removal of Directors. Any director may be removed, either with or without cause, at any time by vote of a majority in interest of the stockholders of the Corporation.

     SECTION 3.06. Vacancies. Any vacancy in the Board of Directors, arising from death, resignation, removal, an increase in the number of directors or any other cause, may be filled either by a majority vote of the remaining directors, although less than a quorum, or by the stockholders of the Corporation at the next annual meeting or any special meeting called for the purpose.

      SECTION 3.07. Place of Meeting. The Board of Directors may hold its meetings at such place or places within or without the State of Delaware as the




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



Board may from time to time by resolution determine or as shall be designated in the respective notices or waivers of notice thereof.

     SECTION 3.08.  Meetings.

     (a) Annual Meetings. As soon as practicable after each annual election of directors, the Board of Directors shall meet for the purpose of organization and the transaction of other business.

     (b) Other Meetings. Other meetings of the Board of Directors shall be held at such times and places as the Board shall from time to time determine or upon call by the President of the Corporation.

     SECTION 3.09. Notice of Meetings. The Secretary of the Corporation shall give notice to each director of each meeting, including the time and place of such meeting. Notice of each such meeting shall be mailed to each director, addressed to him at his residence or usual place of business, at least three days before the day on which such meeting is to be held, or shall be sent to him by telegraph, cable, wireless or other form of recorded communication or be delivered personally or by telephone not later than the day before the day on which such meeting is to be held. Notice of any meeting shall not be required to be given to any director who shall attend such meeting. A written waiver of notice, signed by the person entitled thereto, whether before or after the time stated therein, shall be deemed equivalent to adequate notice.

     SECTION 3.10. Quorum and Manner of Acting. Except as provided by law, the Certificate of Incorporation or these By-Laws, a majority of the directors then in office shall be necessary at any meeting of the Board of Directors in order to constitute a quorum for the transaction of business at such meeting, and the vote of a majority of those directors present at any such meeting at which a quorum is present shall be necessary for the passage of any resolution or act of the Board. In the absence of a quorum for any such meeting, a majority of the directors present thereat may adjourn such meeting from time to time until a quorum shall be present thereat. Notice of any adjourned meeting need not be given.

     SECTION 3.11. Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if a written consent thereto is signed by all members of the Board or of such committee, as the case may be, and such written consent is filed with the minutes of the proceedings of the Board or such committee.




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


     SECTION 3.12. Meetings by Telephone, Etc. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of the Board, or of such committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section shall constitute presence in person at such meeting.

     SECTION 3.13. Compensation. Each director, in consideration of his serving as such, shall be entitled to receive from the Corporation such amount per annum or such fees for attendance at meetings of the Board of Directors or of any committee thereof, or both, as the Board shall from time to time determine. The Board may likewise provide that the Corporation shall reimburse each director or member of a committee for any expenses incurred by him on account of his attendance at any such meeting. Nothing contained in this Section shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefor.

     SECTION 3.14. Committees. The Board of Directors, by resolution passed by a majority of the whole Board, may designate members of the Board to constitute one or more committees, which shall in each case consist of such number of directors, not fewer than two, and shall have and may exercise such powers as the Board may by resolution determine and specify in the respective resolutions appointing them. A majority of all the members of any such committee may fix its rules of procedure, determine its action and fix the time and place, whether within or without the State of Delaware, of its meetings and specify what notice thereof, if any, shall be given, unless the Board shall otherwise by resolution provide. The Board shall have power to change the members of any such committee at any time, to fill vacancies therein and to discharge any such committee, either with or without cause, at any time.

                                   ARTICLE 4

                                    OFFICERS

     SECTION 4.01. Number. The officers of the Corporation shall be a President, one or more Vice Presidents, a Treasurer and a Secretary. Each such officer shall be elected by the Board of Directors at its initial organization meeting and thereafter at its annual meeting and shall hold office until the next succeeding annual meeting of the Board and until his successor is elected or until his earlier death or resignation or removal in the manner hereinafter provided.

     The Board may elect or appoint such other officers of the Corporation (including one or more Assistant Treasurers and one or more Assistant Secretaries) as it deems necessary who shall have such authority and shall perform




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



such duties as the Board may prescribe. If additional officers are elected or appointed during the year, each of them shall hold office until the next annual meeting of the Board at which officers are regularly elected or appointed and until his successor is elected or appointed or until his earlier death or resignation or removal in the manner hereinafter provided.

     A vacancy in any office may be filled for the unexpired portion of the term in the same manner as provided for election or appointment to such office.

     All officers and agents elected or appointed by the Board shall be subject to removal at any time by the Board with or without cause.

     Any officer may resign at any time by giving written notice to the President or the Secretary of the Corporation, and such resignation shall take effect at the time specified therein or, if the time when it shall become effective shall not be specified therein, it shall take effect when accepted by action of the Board. Except as aforesaid, the acceptance of such resignation shall not be necessary to make it effective.

     SECTION 4.02. The President. The President of the Corporation, subject to the direction of the Board of Directors, shall be the chief executive officer of the Corporation, shall have general charge of the business and affairs of the Corporation, shall have the direction of all other officers, agents and employees and may assign such duties to the other officers of the Corporation as he deems appropriate.

     SECTION 4.03. Vice Presidents. Each Vice President shall have such powers and perform such duties as the President or the Board may from time to time prescribe and shall perform such other duties as may be prescribed by these By-Laws. At the request of the President, or in case of his absence or inability to act, any of the Vice Presidents shall perform the duties of the President and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the President.

     SECTION 4.04. Treasurer. The Treasurer of the Corporation shall have charge and custody of and be responsible for all funds and securities of the Corporation and its books of account.

     SECTION 4.05. Secretary. The Secretary of the Corporation shall keep the records of all meetings of the stockholders and the Board of Directors. He shall affix the seal of the Corporation to all deeds, contracts, bonds or other instruments requiring the corporate seal when the same shall have been signed on behalf of the Corporation by a duly authorized officer and shall be the custodian of all




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



contracts, deeds, documents and all other indicia of title to properties owned by the Corporation and of its other corporate records.

                                   ARTICLE 5

                 CONTRACTS, CHECKS, DRAFTS, BANK ACCOUNTS, ETC.

     SECTION 5.01. Execution of Documents. Any member of the Board of Directors and any officer, employee or agent of the Corporation designated by the Board of Directors shall have power to execute and deliver deeds, contracts, mortgages, bonds, debentures, checks, drafts and other orders for the payment of money and other documents for and in the name of the Corporation, and the Board of Directors may authorize any such officer, employee or agent to delegate such power (including authority to redelegate) by written instrument to other officers, employees or agents of the Corporation.

     SECTION 5.02. Deposits. All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation or otherwise as the Board of Directors or the President or any other officer of the Corporation to whom power in that respect shall have been delegated by the Board shall select.

                                   ARTICLE 6

                               BOOKS AND RECORDS

     The books and records of the Corporation may be kept at such places within or without the State of Delaware as the Board of Directors may from time to time determine.

                                   ARTICLE 7

                                      SEAL

     The Board shall provide a corporate seal, which shall be in the form of a circle and shall bear the full name of the Corporation and the word "Delaware" and figures representing the year of its incorporation.




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



                                   ARTICLE 8

                                INDEMNIFICATION

     To the extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as now in effect and as from time to time amended, or any successor provisions thereto, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not such action is an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

                                   ARTICLE 9

                           SHARES AND THEIR TRANSFER

     SECTION 9.01. Certificates of Stock. Every owner of stock of the Corporation shall be entitled to have a certificate certifying the number of shares owned by him or it in the Corporation, which shall otherwise be in such form as the Board of Directors shall prescribe. Each such certificate shall be signed by the President or a Vice President and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation. In case any officer or officers who shall have signed any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation, removal or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be adopted by the Corporation and be issued and delivered as though the person or persons who signed such certificate had not ceased to be such officer or officers of the Corporation.

     SECTION 9.02. Record. A record shall be kept of the name of the person, firm or corporation owning the stock represented by each certificate for stock of the Corporation issued, the number of shares represented by each such certificate, and the date thereof, and, in the case of cancellation, the date of cancellation. The person in whose name shares of stock stand on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the corporation.

     SECTION 9.03. Transfer of Stock. Transfers of shares of the'stock of the Corporation shall be made only on the books of the Corporation by the registered holder thereof, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the corporation, and on the surrender of the certificate or certificates for such shares properly endorsed.



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


     SECTION 9.04. Lost, Destroyed or Mutilated Certificate. In case of the alleged loss or destruction or the mutilation of a certificate representing stock of the Corporation, a new certificate may be issued in place thereof, in the manner and upon such terms as the Board of Directors may prescribe.

                                   ARTICLE 10

                                   AMENDMENTS

     These By-Laws, or any of them, may be altered, amended or repealed, or new By-Laws may be made, by the stockholders entitled to vote thereon at any annual or special meeting thereof or by the board of directors.






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

                                                                       EXHIBIT D


                 Terms and Conditions of the Merger

PART I--CHANGES TO CONVERT TO ALL CASH TRANSACTION

     In addition to the provisions included in this Agreement that contemplate the conversion to an Offer for all of the issued and outstanding shares of IC Common Stock pursuant to Section 1.04, the parties to this Agreement agree that the Agreement shall be modified in the following manner.

     (a) References to 46,051,761 in the recitals and in Section 1.01 shall be changed to the number representing all of the issued and outstanding shares of IC Common Stock at the date this Agreement is so modified.

     (b) References to "75% of the currently outstanding shares of IC Common Stock" in the recitals shall be changed to "all of the currently issued and outstanding shares of IC Common Stock".

     (c) Sections 2.02(c) and 2.02(d) shall be deleted and shall be replaced by a new Section 2.02(c), which shall read in full as set forth below:

          "(c) Each share of IC Common Stock outstanding immediately prior to the Effective Time shall, except as provided in Section 2.02(a), be converted into the right to receive an amount of cash equal to $39.00 (the "Merger Consideration")."

     (d) Section 2.06 shall be deleted.

     (e) References to the "Form F-4" in Section 5.09 shall be deleted.

     (f) Sections 8.05 and 8.06 shall be deleted.

     (g) References to the "Form F-4" in Section 9.01 shall be deleted and the following sentence shall be added as the first sentence of Section 9.01:

     "If the conditions set forth in Section 253 of the Delaware Law are satisfied and subject to the terms of the Voting Trust Agreement, CN shall cause the trustee of the Voting Trust to effect the Merger pursuant to
     Section 253 of Delaware Law and the parties to this Agreement agree to use all reasonable best efforts to satisfy the requirements of Section 253 of Delaware Law."

     (h) Section 7.07 shall be deleted.

     (i) Section 10.02 shall be deleted.

     (j) The May 29, 1998 date set forth in Section 11.02(c) shall be extended by the same number of business days as the number of business days by which Merger Subsidiary has extended the Offer in connection with the amendment of the Offer contemplated by Section 1.04(i).

     (k) References to the Investment Commitment Agreements shall be deleted.

PART II--CHANGES TO CONVERT TO ONE-STEP MERGER TRANSACTION

     In addition to the provisions included in this Agreement that contemplate the conversion to a one-step Merger pursuant to Section 1.04, the parties to this Agreement agree that the Agreement shall be modified in the following manner:

     (a) Section 1.01 shall be deleted (except for defined terms used in the deleted provisions that are used in other sections of the Agreement).

     (b) References to the Offer in Section 1.02(a) shall be deleted, and
Section 1.02(b) shall be deleted.

     (c) Section 2.02(c) shall be deleted.

     (d) Section 2.02(d) shall be modified to delete the words "if Merger Subsidiary shall have purchased, pursuant to the Offer an aggregate of less than 46,051,761 shares of IC Common Stock," in the first sentence of such section.

     (e) Sections 3.03(b), (c) and (d) shall be modified to provide that the appointments set forth therein will not be made until the Effective Time.

     (f) Section 7.05 shall be deleted.

     (g) Article 10 shall be deleted in its entirety and replaced with the following:

                                  "ARTICLE 10

                           "CONDITIONS TO THE MERGER

"SECTION 10.01 Conditions to the Obligations of Each Party. The obligations of the parties to consummate the Merger are subject to the satisfaction of the following conditions:

          "(a) this Agreement shall have been adopted by the stockholders of IC in accordance with Delaware Law;

          "(b) any applicable waiting period under the HSR Act relating to the Merger shall have expired;

          "(c) the Form F-4 shall have been declared effective under the 1933 Act and no stop order suspending the effectiveness of the Form F-4 shall be in effect and no proceeding for such purpose shall be pending or threatened by the SEC;

          "(d) there shall not have been instituted or be pending any action or proceeding by any government or governmental authority or agency, domestic or foreign, before any court or governmental authority or agency, domestic or foreign, (i) challenging or seeking to make illegal the Voting Trust or the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger (including the Voting Trust), (ii) except for the Voting Trust, seeking to restrain or prohibit CN's ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of IC and its Subsidiaries, taken as a whole, or of CN and its Subsidiaries, taken as a whole, or to compel CN or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of IC and its Subsidiaries, taken as a whole, or of CN and its Subsidiaries, taken as a whole, (iii) except for the Voting Trust, seeking to impose or confirm material limitations on the ability of CN or any of its Subsidiaries or Affiliates effectively to exercise full rights of ownership of the IC Common Stock, including, without limitation, the right to vote any shares of such stock acquired or owned by CN or any of its Subsidiaries or Affiliates on all matters properly presented to the stockholders of IC, or
     (iv) seeking to require divestiture by CN or any of its Subsidiaries or Affiliates of any such shares;

          "(e) there shall not have been any action taken, or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger (including the Voting Trust), by any court, government or governmental authority or agency, domestic or foreign (other than (i) the application of the waiting period provisions of the HSR Act to the Merger and (ii) the waiting period prior to receipt of STB approval or exemption with respect to the exercise of control by CN over the Railroad Subsidiaries), that would reasonably be likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (d) above; and

          "(f) the staff of the STB shall have given a favorable informal advisory option to the effect that the proposed use of the voting trust will preclude control of the Railroad Subsidiaries.



"SECTION 10.02. Conditions to the Obligations of Merger Subsidiary. The obligations of Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

          "(a) no change shall have occurred or been threatened (and no development shall have occurred or been threatened involving a prospective change) in the business, assets, liabilities, financial condition, capitalization, operations or results of operations of IC or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect with respect to IC;

          "(b) IC shall not have breached or failed to perform in any material respect any of its covenants or agreements under this Agreement, and each of the representations and warranties of IC set forth in this Agreement shall be true in all material respects when made and as of the Effective Time as if made at and as of such time (unless such representation or warranty is made only as of a specific date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "material adverse effect") does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and

          "(c) the staff of the STB shall have given CN a favorable informal advisory opinion to the effect that the proposed use of the Voting Trust will preclude unlawful control of IC by CN.

"SECTION 10.03. Conditions to the Obligations of IC. The obligations of IC to consummate the Merger are subject to the satisfaction of the following further conditions:

          "(a) CN shall have performed in all material respects all of the respective obligations hereunder required to be performed at or prior to the Effective Time, the representations and warranties of CN and contained in this Agreement and in any certificate or other writing delivered by CN or pursuant hereto shall be true in all material respects at and as of the Effective Time as if made at and as of such time; and

          "(b) The shares of CN Common Stock to be issued in the Merger (if any) shall have been approved for listing on the NYSE, subject to official notice of issuance."

     (h) A new paragraph (j) shall be added to Section 11.01, which shall read as follows:

          "(j) by either CN or IC if either (i) at the meeting of the stockholders of IC held to consider adoption of the Agreement, such stockholders shall fail to adopt the Agreement or (ii) this Agreement shall not have been adopted by the stockholders of IC in accordance with the Delaware Law by October 30, 1998."

     (i) A new clause (iii) shall be added to Section 9.02(b), which shall read as follows:

          "(iii) within two days of the execution of a definitive agreement with respect to any Acquisition Proposal if IC enters into such a definitive agreement within 15 months after the termination of this Agreement pursuant to Section 11.01(j) and an Acquisition Proposal was publicly announced prior to the date of such termination."

     (j) Annex I shall be deleted.

     The parties agree that any cross-references, section references or designations or schedule designations shall be deemed to be modified to reflect the modifications set forth in this Exhibit D. The parties shall use their reasonable best efforts in good faith to make any further modifications to this Agreement that are necessary or appropriate to reflect a Section 1.04 election.